Exhibit 99.1

Vertex Aerospace Services Holding Corp.

Consolidated Financial Statements

For the Years Ended December 31, 2021 and December 31, 2020

Independent Auditor’s Report

Opinion

We have audited the consolidated financial statements of Vertex Aerospace Services Holding Corp. and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Birmingham, Alabama
April 13, 2022

Vertex Aerospace Services Holding Corp.

Consolidated Balance Sheets
(in thousands)

	As of December 31,	As of December 31,
	2021	2020
ASSETS
Cash	$44,904	$115,528
Accounts receivable, net	66,250	18,286
Unbilled contract receivables, net	251,179	75,189
Inventories, net	37,718	42,370
Prepaids and other current assets	1,254	5,185
Available for sale assets	—	968
Total current assets	401,305	257,526
Property and equipment, net	47,232	25,529
Intangible assets, net	233,169	83,014
Goodwill	891,729	240,504
Deferred tax assets, net	8,296	12,550
Other long-term assets	7,299	1,199
Total assets	$1,589,030	$620,322
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$120,714	$70,047
Accrued salaries and benefits	33,230	19,734
Advance payments and billings in excess	81,340	14,104
Other accrued expenses	8,974	8,238
Current portion of long-term debt	6,938	3,300
Current portion of loss contract reserve	20,647	17,923
Dividends payable	—	100,000
Other current liabilities	6,257	1,599
Total current liabilities	278,100	234,945
Long-term debt, net	1,069,290	311,620
Long-term portion of loss contract reserve	14,188	16,345
Other long-term liabilities	13,823	5,467
Total liabilities	1,375,401	568,377
Stockholders’ Equity
Common Stock, $.01 par value, 400,000 and 251,332 shares authorized, respectively; 273,944 and 226,220 shares issued and outstanding, respectively	3	2
Preferred Stock, 8% Paid-in-Kind, $.001 par value, 75,000 and 0 shares authorized, respectively; 75,000 and 0 shares issued and outstanding, respectively	—	—
Additional paid in capital – common stock	301,476	226,218
Additional paid in capital – preferred stock	75,000	—
Other comprehensive loss	(204)	—
Retained earnings	(162,646)	(174,275)
Total stockholders’ equity	213,629	51,945
Total liabilities and stockholders’ equity	$1,589,030	$620,322

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues:
Sales	$813,159	$819,940
Cost of sales	719,169	726,776
Gross profit	93,990	93,164
Operating costs and expenses:
Selling, general and administrative expenses	48,220	49,530
Operating income	45,770	43,634
Other expenses:
Loss on spin-off of net assets (Note 4 and 9)	—	(22,509)
Loss on disposal of assets	(1,303)	—
Loss on debt extinguishment	(7,295)	—
Interest expense, net	(19,546)	(18,693)
Total other expenses	(28,144)	(41,202)
Income before income taxes	17,626	2,432
Income tax (expense) benefit	(5,977)	13,528
Net income	$11,649	$15,960

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.

Consolidated Statements of Comprehensive Income
(in thousands)

	Year Ended December 31, 2021	Year Ended December 31, 2020
Net income	$11,649	$—
Other comprehensive loss:
Foreign currency translation adjustments	(204)	—
Total other comprehensive loss	(204)	—
Comprehensive income	$11,445	$—

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.

Consolidated Statements of Changes in Stockholders’ Equity
(in thousands)

	Common Stock			Preferred Stock
	Shares	Value	Additional Paid in Capital	Shares	Value	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
Beginning balance, December 31, 2019	226,345	$2	$226,343	—	$—	$—	$—	$(57,274)	$169,071
Shares repurchased and retired	(125)	—	(125)	—	—	—	—	—	(125)
Dividend declared	—	—	—	—	—	—	—	(100,000)	(100,000)
Crestview spin-off	—	—	—	—	—	—	—	(32,961)	(32,961)
Net income	—	—	—	—	—	—	—	15,960	15,960
Ending balance, December 31, 2020	226,220	$2	$226,218	—	$—	$—	$—	$(174,275)	$51,945
Shares repurchased and retired	(100)	—	(100)	—	—	—	—	(20)	(120)
Contributions by shareholders	47,824	1	75,358	—	—	—	—	—	75,359
Preferred stock issued	—	—	—	75,000	—	75,000	—	—	75,000
Foreign currency translation adjustments	—	—	—	—	—	—	(204)	—	(204)
Net income	—	—	—		—	—	—	11,649	11,649
Ending balance, December 31, 2021	273,944	$3	$301,476	75,000	$—	$75,000	$(204)	$(162,646)	$213,629

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.
Consolidated Statements of Cash Flows
(in thousands)

Cash flows from operating activities:	Year Ended December 31, 2021	Year Ended December 31, 2020
Net income	$11,649	$15,960
Adjustments to reconcile net income to net cash flows provided by operating activities:	5,388	10,487
Depreciation of property and equipment Amortization of intangibles	14,445	13,013
Bad debt recovery	(6,447)	(4,465)
Inventory obsolescence reserve	(469)	(16,126)
Amortization of deferred financing costs	919	1,179
Loss on spin-off of net assets	—	22,509
Deferred tax assets, net	4,254	(12,550)
Loss contract provision	(10,034)	(13,647)
Gain on disposition of property and equipment	(1,960)	—
Loss on disposition	3,263	—
Loss on debt extinguishment	7,295	—
Changes in operating assets and liabilities:
Accounts receivable	17,248	23,029
Unbilled contract receivables	(52,491)	5,420
Inventories	4,361	12,748
Prepaids and other current assets	4,345	3,609
Available for sale assets	968	(968)
Other assets	1,191	227
Accounts payable	(2,596)	(3,084)
Accrued salaries and benefits	5,569	236
Advance payments and billings in excess	(184)	(17,190)
Other accrued expenses	526	(1,232)
Other liabilities	(1,099)	(1,382)
Net cash provided by operating activities	6,141	37,773
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(810,683)	—
Net change in property and equipment	5,585	(2,550)
Net cash used in investing activities	(805,098)	(2,550)
Cash flows from financing activities:
Borrowings from ABL credit facility	108,750	—
Repayments on ABL credit facility	(108,750)	—
Repayments on long term debt	(321,750)	(3,300)
Proceeds from long term debt	1,110,000	—
Dividends paid	(100,000)	—
Debt issuance costs	(35,156)	—
Contributions by stockholders	75,359	—
Stock repurchased from stockholders	(120)	(125)
Net cash provided by (used in) financing activities	728,333	(3,425)
Net (decrease) increase in cash	(70,624)	31,798
Cash, beginning of period	115,528	83,730
Cash, end of period	$44,904	$115,528
Supplemental disclosures of cash flow information Cash paid during the period for:
Interest	$17,509	$17,382
Income taxes	1,518	746
Supplemental schedule of non-cash investing and financing activities:
Dividend declared and unpaid	$—	$100,000
Spin-off of net assets	—	32,961
Issuance of preferred stock	75,000	—
Cash acquired in business acquisition	16,985	—

See notes to consolidated financial statements

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

1.	Description of the Business and Transaction

The Company: Vertex Aerospace Services Holding Corp. (“Holding”) was incorporated in 2018 under the laws of Delaware by an affiliate of American Industrial Partners Capital Fund VI, L.P. (“AIP”) to facilitate the acquisition of 100% of the voting interest of the business of Vertex Aerospace, Crestview Aerospace, TCS Aerospace and various other assets from L-3 Communications Integrated Systems L.P. and L-3 Technologies, Inc. (collectively referred to herein as “L3”). The acquisition was completed on June 29, 2018.

Holding and its consolidated subsidiaries (herein referred to as the “Company”, “we”, “us”, or “our”) provide aviation and aerospace technical services, managing and servicing fixed- and rotary-wing aircraft primarily for government customers by providing logistics support, maintenance, repair, overhaul services and supply chain management. The Company also provides aircraft modification and assembly to customers including the U.S. Government (primarily the Department of Defense, or “DoD”) and commercial and original equipment manufacturers by providing parts, facilities, technology and experience for the manufacture and modification of aircrafts. In addition, the Company designs, develops, integrates, tests, modifies and provides documentation for every aspect of aircraft and avionics hardware and software systems to address critical needs of the U.S. military’s conventional and Special Operations forces.

On December 31, 2020, the Company distributed substantially all of the assets and liabilities of its Crestview Aerospace business to the Company’s shareholders in a spin-off transaction. See Note 4 for additional information.

The Transaction: On December 6, 2021 (the “Transaction Date”), the Company completed the acquisition of the Technology and Training Solutions business lines (“the TTS Business”) from Raytheon Company (the “Transaction”). The acquired business is comprised of four product lines: Defense Training Solutions, Commercial Training Solutions, Mission Critical Solutions and Modernization and Sustainment.

The Transaction was comprised of the following steps:

•	AIP contributed $75 million of cash to Holding.

•	Holding contributed $75 million of cash to Vertex Aerospace Services Corp (“Services”), a wholly- owned subsidiary of Holding.

•	Services borrowed $925 million pursuant to seven-year term first lien term loan agreement (“First Lien Term Loan”) and $185 million pursuant to eight-year term second lien term loan agreement (“Second Lien Term Loan”).

•	Services amended its Asset Backed Lending revolving line-of-credit agreement (the “ABL Credit Facility”) to increase the facility size from $75 million to $100 million and borrowed $25 million.

•	Services remitted $320 million to fully repay the outstanding principal balance and accrued interest on an existing term loan.

•	Services purchased the TTS Business from Raytheon Company for approximately $828 million in cash and $75 million of preferred equity.

•	Services paid transaction fees and expenses to lenders and various service providers of approximately $44 million, including approximately $35 million of debt issuance costs, which were capitalized, and approximately $8 million of transactions costs, which were expensed.

•	Services transferred $21 million of cash to Vertex Aerospace LLC, a wholly-owned subsidiary of Services.

2.	Summary of Significant Accounting Policies

Accounting Periods: The Company has adopted the calendar year as its accounting period.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Principles of Consolidation: The Company’s financial statements include the accounts of Holding and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and cost of sales during the reporting period. The most significant of these estimates and assumptions relate to sales, profit and loss recognition for performance obligations satisfied over time, fair values of assets acquired and liabilities assumed in business combinations, market values for inventories reported at lower of cost or net realizable value, income taxes, including valuations of deferred tax assets, useful lives and valuation of recorded amounts of long-lived assets, identifiable intangible assets and goodwill. Changes in estimates are reflected in the periods during which they become known. Actual amounts may differ from these estimates and could differ materially.

Foreign Operations: The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in the foreign countries in which the Company operates. Among other risks, the Company’s operations in China are subject to the risks of restrictions on transfer of Chinese Renminbi (“RMB”) funds, which is not a freely transferable currency; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations. The Company had the U.S. Dollar equivalent of $8.1 million and $0.0 million of cash and cash equivalents of RMB held in Chinese bank accounts at December 31, 2021and 2020, respectively.

Foreign Currency Translation: The functional currency for the majority of the Company’s foreign subsidiaries is the local foreign currency. For those subsidiaries, the assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Income and expense items are translated at an average exchange rate for the period. Certain foreign subsidiaries, which is primarily the U.K and Canada as of December 31, 2021, designate the U.S dollar as the functional currency. For these subsidiaries, assets and liabilities denominated in foreign currency are re-measured into U.S dollars at the current exchange rates for monetary assets and liabilities and historical exchange rates for nonmonetary assets and liabilities. Foreign exchange differences resulting from translation are included in accumulated other comprehensive loss as a component of stockholder’s equity. Foreign exchange differences from re- measurement and settlement of monetary assets and liabilities are included in other income, net on the consolidated statements of operations. At December 31, 2021 and December 31, 2020, the Company recorded other comprehensive loss of $0.2 million and $0.0 million respectively.

Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity date of less than three months when purchased to be cash equivalents. The Company maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. As of December 31, 2021 and 2020, approximately $16.1 million and $0 million of cash was held in bank accounts outside of the U.S., respectively, inclusive of the $8.1 million in RMB disclosed in the “Foreign Operations” footnote. The Company has not experienced any significant losses in such accounts and believes it is not exposed to any significant risks on cash. At December 31, 2021 and December 31, 2020, the Company had no cash equivalents.

Revenue Recognition: The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as Accounting Standards Codification (“ASC”) 606), for revenue recognition purposes.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The majority of the Company’s consolidated net sales are generated from long-term contracts with customers that require it to maintain, repair or overhaul aircraft. These contracts are primarily with agencies of, and prime system contractors to, the U.S. Government and foreign governments and are generally priced on a fixed-price, cost-plus or time-and-material type basis. Substantially all of the Company’s cost- plus and time-and-material type contracts are with the Department of Defense (“DoD”). Certain of the Company’s contracts with the U.S. Government are multi-year contracts incrementally funded by the customer. The transaction price for these incrementally funded contracts includes contract value amounts not yet funded by the U.S. Government when the Company has a firm order for the goods or services and it is probable that the customer will fund such amounts. In assessing probability, the Company considers, among other factors, the period of time before contract funding is expected, communication from the customer that indicates funding will be obtained and the Company’s history of receiving funding under the current contract or previous similar contracts. The Company also generates sales, to a lesser extent, from contracts with commercial and government customers for standard product and service offerings, which are priced on a firm fixed basis. See Note 16 for additional information regarding the composition of the Company’s net sales.

The Company records sales for a contract when it has the approval and commitment of all parties, the contract identifies the rights of the parties and payment terms, the contract has commercial substance and collectability of the consideration is probable.

To determine the proper revenue recognition method, the Company first evaluates each of its contractual arrangements to identify its performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. Some of the Company’s contracts have a single performance obligation because the promise to transfer the individual good or service is not separately identifiable from other promises within the contract and is, therefore, not distinct. The majority of the Company’s contracts have multiple performance obligations, primarily (i) related to the provision of multiple goods or services that have alternative use to the Company or that are not substantially the same or (ii) due to the contract covering multiple phases of the product lifecycle (development and engineering, production, maintenance and support). For contracts with more than one performance obligation, the Company allocates the total transaction price in an amount based on the estimated relative standalone selling prices underlying each performance obligation. In cases where a contract requires a customized good or service, the primary method used to estimate standalone selling price is the expected cost plus a margin approach. In cases where the Company sells a standard product or service offering, the stand-alone selling price is based on an observable standalone selling price

The majority of the Company’s sales are from performance obligations satisfied over time. Sales are recognized over time when control is continuously transferred to the customer during the contract. For U.S. Government contracts, the continuous transfer of control to the customer is supported by contract clauses that provide for (i) progress or performance-based payments or (ii) the unilateral right of the customer to terminate the contract for its convenience, in which case the Company has the right to receive payment for costs incurred plus a reasonable profit for products and services that do not have alternative use to the Company. Foreign government and certain commercial contracts contain similar termination for convenience clauses, or the Company has a legally enforceable right to receive payment for costs incurred and a reasonable profit for products or services that do not have alternative use to the Company. Sales on fixed price and cost-plus type contracts that include performance obligations satisfied over time are generally recorded at amounts equal to the ratio of actual cumulative costs incurred divided by total estimated costs at completion, multiplied by (i) the transaction price, less (ii) the cumulative sales recognized in prior periods (cost-to-cost input method).

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Accounting for the sales and profits on performance obligations for which progress is measured using the cost-to-cost input method involves the preparation of estimates of: (1) transaction price and (2) total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract’s statement of work. Incurred costs include labor, material, overhead and, for the Company’s U.S. Government contractor businesses, allowable general and administrative (G&A) expenses. Incurred costs represent work performed, which corresponds with and thereby represents the transfer of control to the customer. The estimated profit or loss at completion on a contract is equal to the difference between the transaction price and the total estimated cost at completion. In the case of a contract for which the total estimated costs exceed the total transaction price, a loss arises, and a provision for the entire loss is recorded in the period that the loss becomes evident. The unrecoverable costs on a loss contract that are expected to be incurred in future periods are presented on the consolidated balance sheet as a component of liabilities entitled either “Short-term Portion of Loss Contract Reserve” or “Long-term Portion of Loss Contract Reserve”.

The Company’s contracts give rise to variable consideration, including award and incentive fees, as well as amounts incrementally funded by the U.S. Government, or other provisions that can either increase or decrease the transaction price. Award fees provide for a fee based on actual performance relative to contractually specified performance criteria. Incentive fees provide for a fee based on the relationship between total allowable costs and target costs. Variable consideration may require the Company to exercise significant judgment to determine the total transaction price of the contract. The Company includes variable consideration in the transaction price when there is a basis to reasonably estimate the variable amount it will be entitled to receive and it is probable that a significant reversal in revenue recognized will not be required when the uncertainty is resolved. These estimates are based on historical experience, current and forecasted performance and the Company’s judgment at the time of the evaluation.

Contract modifications routinely occur to account for changes in contract specifications or requirements. In most cases, contract modifications are for goods or services that are not distinct and, therefore, are accounted for as part of the existing contract. Transaction price estimates include additional consideration for submitted contract modifications or claims when the Company believes it has an enforceable right to the modification or claim, the amount can be reliably estimated and its realization is reasonably assured. Amounts representing modifications accounted for as part of the existing contract are included in the transaction price and recognized as an adjustment to sales on a cumulative catch-up basis.

The Company’s fixed-price type contracts with the U.S. Government are typically billed based on monthly firm fixed prices. Since cost is often incurred beyond the period of performance of the contract, billings often exceed costs, which are presented as current liabilities on the consolidated balance sheet. For certain fixed-price contracts with foreign governments and commercial customers, the Company receives advance payments. Advanced payments are not considered a significant financing component because they are a negotiated contract term to ensure the customer meets its financial obligation, particularly when there are significant upfront working capital requirements. These two liabilities are combined on the consolidated balance sheet in the line item entitled “advance payments and billings in excess.” Contract assets often arise from cost-plus type contracts, time-and-material type contracts and fixed-price services type contracts for revenue amounts that have not been billed by the end of the accounting period due to the timing of preparation of invoices to customers. The Company records an asset for these revenues as current assets on the consolidated balance sheet in the line item entitled “unbilled contract receivables, net.”

Revisions or adjustments to estimates of the transaction price, estimated costs at completion and estimated profit or loss of a performance obligation may be required as work progresses under a contract, as experience is gained, as facts and circumstances change and as new information is obtained, even though the scope of work required under the contract may not change. Revisions or adjustments may also be required if contract modifications occur. The impact of revisions in profit or loss estimates are recognized on a cumulative catch-up basis in the period in which the revisions are made. The revisions in contract estimates, if significant, can materially affect the Company’s results of operations and cash flows, as well as reduce the valuations of contract assets, and in some cases result in liabilities to complete contracts in a loss position.

Sales from performance obligations satisfied at a point in time are typically for standard goods and are recognized when the customer obtains control, which is generally upon delivery and acceptance. The Company also records sales for performance obligations relating to standard services (i.e., maintenance and extended warranties covering standard goods sold by the Company) over time by using output measures of time elapsed to measure progress toward satisfying the performance obligation.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

For cost plus type contracts, revenue is recognized as performance obligations are satisfied over time on a percentage of completion basis using the costs incurred to ate relative to total estimated costs at completion to measure progress. Incurred costs represent work performed, which correspond with the best depict transfer of control to the customer.

Sales on time-and-material type contracts are generally recognized each period based on the amount billable to the customer, which is based on direct labor hours expended multiplied by the contractual fixed rate per hour, plus the actual costs of materials and other direct non-labor costs.

Contract Assets and Contract Liabilities: Contract assets include unbilled contract receivables related to long-term contracts for which sales and profits are recognized primarily using cost-to-cost input method of accounting and are classified as current. Unbilled contract receivables are reduced by amounts of unliquidated progress or performance-based payments. Under the terms of certain revenue arrangements (contracts) with the U.S. Government, the Company is entitled to receive progress payments as costs are incurred or performance-based payments upon the achievement of predetermined performance milestones. Unliquidated progress or performance-based payments arise from fixed-price type contracts with the U.S. Government that contain progress or performance-based payment clauses, and represent payments on invoices that have been collected in cash, but have not yet been liquidated. Progress payment invoices are billed to the customer as contract costs are incurred at an amount generally equal to 80% of incurred costs. Performance based payments are billed to the customer upon the achievement of predetermined performance milestones at amounts not to exceed 90% of contract price. Unliquidated progress or performance-based payments are liquidated as deliveries or other contract performance milestones are completed, at an amount equal to a percentage of the contract sales price for the items delivered or work performed, based on a contractual liquidation rate. Contract liabilities include advance payments, billings in excess of the revenue recognized and amounts received in excess of sales recognized on contracts (deferred revenue). Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period. Advance payments and billings in excess of revenue recognized are both classified as current, and deferred revenue as current or noncurrent based on the timing of expected revenue recognition. As of December 31, 2021, and December 31, 2020, all contract liabilities are classified as current. Contract loss reserves are contract liabilities and reported as current and long-term.

Property and Equipment: Property and equipment are stated at cost minus accumulated depreciation. Depreciation is computed by applying the straight-line method to the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company’s consolidated balance sheet and the net gain or loss is included in the determination of net income.

Goodwill: The Company records goodwill in connection with the acquisition of businesses when the purchase price exceeds the fair values of the assets acquired and liabilities assumed. The carrying value of goodwill is not amortized, but is tested for impairment annually and is reviewed for impairment on an interim basis whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company has adopted Financial Accounting Standards Board (FASB) ASU 2017-04, Simplifying the Test for Goodwill Impairment. Under ASU 2017-04, the Company will determine the amount of goodwill impairment by comparing the Step 1 fair value of a reporting unit with its carrying amount. To the extent the carrying value of a reporting unit exceeds its Step 1 fair value, a goodwill impairment charge is recorded. Based on the results of these tests, the Company did not record a goodwill impairment charge for the period ended December 31, 2021 and December 31, 2020. See Note 3 and 8 for additional information on Goodwill due to the recent asset purchase from Raytheon.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

On December 31, 2020, substantially all of the assets and liabilities of the Crestview business were spun-off to the Company’s shareholders. Per ASC 350, Intangibles — Goodwill and Other, when an entity spins-off a reporting unit or component of a reporting unit that constitutes a business, goodwill of the reporting unit should be assigned to the business being spun-off. Accordingly, the Company allocated $12.1 million of goodwill to the portion of the Crestview business to be spun-off. In accordance with ASC 845, Nonmonetary Transactions, a pro-rata nonreciprocal transfer of nonmonetary assets to owners in a spin-off is recognized at the carrying amount, after reduction for any indicated impairment, of the nonmonetary assets transferred if the nonmonetary assets being distributed meet the definition of a business. After testing for impairment, the allocated goodwill was determined to be impaired. Accordingly, the Company recorded a Loss on Disposal which included the entire $12.1 million for the period ended December 31, 2020. See Note 4 and Note 8 for additional information on the December 31, 2020 allocation of goodwill.

Long-Lived Assets Other Than Goodwill: The Company reviews its long-lived assets, including software development costs, amortizable customer contract relationships and indefinite-lived tradenames for impairment annually, or whenever events or circumstances indicate that the carrying amount(s) of an asset may not be recoverable. When such events or changes in circumstances occur, a recoverability test is performed comparing projected undiscounted cash flows from the use and eventual disposition of an asset or asset group to its carrying amount. If the projected undiscounted cash flows are less than the carrying amount, an impairment is recorded to the extent the carrying amount exceeds fair value. The Company reviews indefinite-lived trade names at least annually by comparing fair value to carrying value of the intangible asset. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Estimates critical to the Company’s evaluation of indefinite-lived trade names for impairment include the discount rate, royalty rates used in its evaluation of trade names, projected average revenue growth and projected long-term growth rates in the determination of terminal values. Based on the results of these tests, the Company did not record an impairment charge to other long-lived intangible assets for the period ended December 31, 2021 and December 31, 2020. See Note 8 for additional information.

Deferred Debt Issuance Costs: Costs to issue debt are capitalized and deferred when incurred, and subsequently amortized to interest expense over the term of the related debt using the effective interest rate method. Deferred debt issuance costs, other than for revolving line-of-credit arrangements, are presented in the Company’s consolidated balance sheet as a direct deduction from the carrying amount of the associated debt liability. Deferred debt issuance costs for revolving line-of-credit arrangements are included in the Company’s consolidated balance sheet in other assets. The deferred debt issuance costs for the revolving line of credit were $1.6 million for the period ended December 31, 2021, and $1.2 million for the period ended December 31, 2020.

Contingencies and Commitments: In accordance with ASC 450, Contingencies (Topic 450): Disclosure of Certain Loss Contingencies, the Company records a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews its loss contingencies on an ongoing basis to ensure that it has appropriate reserves recorded in its consolidated balance sheets. These reserves are based on historical experience with claims incurred but not received, estimates and judgments made by management and applicable insurance coverage for litigation matters, and, as such, adjusted as circumstances warrant. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 15 for additional information.

Accounts Receivable and Unbilled Contract Receivables: Accounts receivable, net and unbilled contract receivables, net are generated from prime and subcontracting arrangements primarily with U.S. governmental agencies. Billed amounts represent invoices that have been prepared and sent to the customer. Unbilled amounts primarily represent costs and fees incurred in excess of billings and rate variances on cost- plus contracts as well as retainage amounts. In accordance with industry practice, contract receivables relating to long-term contracts are classified as current, even though portions of these amounts may not be realized within one year. Billed accounts receivable are considered past due if the invoice has been outstanding more than 30 days. The Company does not charge interest on accounts receivable; however, U.S. governmental agencies pay interest on invoices outstanding more than 30 days. The Company records interest income from U.S. governmental agencies when received. The provision for doubtful accounts is based on management’s evaluation of the status of existing accounts receivable. Receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The reserve for doubtful accounts was $3.6 million and $8.1 million as of December 31, 2021 and December 31, 2020, respectively.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Income Taxes: The Company is a taxable entity for federal income tax purposes and files a consolidated U.S. federal income tax return. The Company uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates expected to be in effect when such differences reverse. The effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances for deferred tax assets are provided when it is more likely than not that some portion or all of the assets will not be realized considering, when appropriate, tax planning strategies.

Income tax accounting standards prescribe (1) a minimum recognition threshold that an income tax benefit arising from an uncertain income tax position taken, or expected to be taken, on an income tax return is required to meet before being recognized in the financial statements and (2) the measurement of the income tax benefits recognized from such positions. The Company’s account policy is to classify uncertain income tax positions that are not expected to be resolved within one year as non-current income tax liabilities and to classify potential interest and penalties on uncertain tax positions as elements of the provision for income taxes on its financial statements.

New Accounting Standards Issued and Not Yet Implemented: In January 2020, the FASB issued ASU 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), which clarifies that the observable price changes in orderly transactions that should be considered when applying the measurement alternative in accordance with ASC 321 include transactions that require it to either apply or discontinue the equity method of accounting under ASC 323. ASU 2020-01 also addresses questions about how to apply the guidance in Topic 815, Derivatives and Hedging, for certain forward contracts and purchased options to purchase securities that, upon settlement or exercise, would be accounted for under the equity method of accounting. This ASU is effective for the Company beginning on January 1, 2022. The adoption of ASU 2020-01 is not expected to have a significant impact on our consolidated financial statements. We are currently evaluating the impact of this new guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU is effective for the Entity beginning on January 1, 2022. The adoption of ASU 2019-12 is not expected to have a significant impact on the Entity’s consolidated financial statements. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements, which addressed issues lessors sometimes encounter. Specifically the ASU addresses issues related to (1) determining the fair value of the underlying asset by the lessor that are not manufacturers or dealers (generally financial institutions and captive finance companies), and (2) lessors that are depository and lending institutions, which should classify principal and payments received under sales-type and direct financing leases within investing activities in the cash flow statement. The ASU also exempts both lessees and lessors from having to provide the interim disclosures required by ASC 250-10-50-3 in the fiscal year in which an entity adopts the new leases standard. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) Effective Dates for Certain Entities, which delays the effective date of ASU 2019-01 for certain entities. This ASU is effective for the Company beginning on January 1, 2022. The adoption of ASU 2019-02 is not expected to have a significant impact on the Company’s consolidated financial statements. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

3.	Purchase Accounting

The Company’s acquisition of the TTS Business was accounted for in accordance with the provisions of ASC 805 Business Combination, whereby the fair value of the consideration transferred to Raytheon has been allocated to the assets acquired and the liabilities assumed at estimated fair values. The TTS Business acquisition significantly expands the Company’s value-added technology solutions and services, including defense and commercial training, mission critical support solutions, and engineering and modernization capabilities. Further, the TTS Business acquisition expands the Company’s strategy to deliver integrated and comprehensive solutions to its customers globally. The TTS Business acquisition was funded through the First Lien Term Loan and Second Lien Term Loan (Note 10), borrowings under the Company’s ABL Credit Facility (Note 10), a $75 million equity contribution by AIP, and issuance of $75 million of preferred equity (Note 3). The allocation of the fair value of the consideration transferred was recorded for accounting purposes as of the Transaction Date using inputs that are classified as Level 1, Level 2 or Level 3. Acquisition- related expenses were recognized separately from the business combination and expensed as incurred unless otherwise prescribed under U.S. GAAP.

The Company has accounted for the Transaction based on the provisions of ASC 805, in which estimated fair values of assets acquired and liabilities assumed have been provisionally assigned. The estimate of the fair value of the consideration transferred and the allocation of the consideration transferred to the assets acquired and liabilities assumed is preliminary as the Company is still gathering the necessary information required to finalize its estimates. The Company expects to finalize its estimates of fair value within one year of Transaction Date, which could result in material adjustments to the provisional amounts recorded.

These assets and liabilities include the following:

•	Unbilled contract receivables and Advance payments and billings in excess — These amounts are recorded as provisional due to the Company seeking additional information related to contractual right-of-offset provisions. The Company expects that finalizing the provisional accounting for these amounts may result in adjustments of offsetting amounts to the current asset and the current liability.

•	Deferred tax amounts — These amounts are recorded as provisional due to the Company seeking additional information related to certain non-U.S. entity information, and the allocation of acquired intangible assets and goodwill to non-U.S. entities. No deferred tax amounts have been recorded related to these items. Any adjustments to the deferred tax amounts in the available measurement period would result in an increase or decrease in goodwill.

•	Working capital adjustment — The Transaction agreement provides for a working capital adjustment, as defined, between the Seller and the Company. Management anticipates the working capital adjustment will be settled during 2022 as scheduled in the Transaction agreement. Consideration transferred does not include any amounts related to the working capital adjustment due to uncertainty of the negotiations between the Seller and the Company. Any adjustments resulting from the working capital adjustment provisions with the Seller would result in an increase or decrease in goodwill.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The provisional allocation of the consideration transferred to assets acquired and liabilities assumed, based on their estimated fair values on the Transaction Date were as follows ($ in thousands):

Cash	$16,985
Accounts receivable	58,765
Unbilled contract receivables	123,499
Inventories	2,503
Prepaids and other current assets	414
Property and equipment	30,919
Other assets	7,291
Customer related intangible assets	164,600
Total assets	404,976
Accounts payable	53,263
Accrued salaries and benefits	7,927
Advance payments and billings in excess	67,420
Accrued other expenses	210
Loss contract reserves	10,600
Other current liabilities	1,868
Other long-term liabilities	12,245
Total liabilities	153,533
Goodwill	651,225
Total consideration transferred	$902,668

Total consideration transferred represents the estimated fair value of $827.7 million in cash and $75.0 million of preferred stock. Buyer Transaction costs of $8.0 million were recorded as selling, general and administrative expenses in the consolidated statements of income for the period ended December 31, 2021. The Company has assessed collectability of the acquired accounts receivable and unbilled contract receivable amounts and determined that the amounts are billable and collectible as of December 31, 2021.

The preliminary fair value of the assets acquired and liabilities assumed was determined and assigned based on the following:

Property and Equipment: The depreciation replacement cost new was used to determine the fair market value of personal and real property. As a result, the carrying value of the Company’s personal and real property was established at approximately $31 million.

Intangible Assets: The multi-period excess earnings method, a form of the income approach, was used to determine fair value of the Company’s Customer Contract Relationships. Such estimations require the use of inputs that were unobservable in the market place (Level 3), including a discount rate that would be used by a market participant, projections of revenues and cash flow, among others. As a result, the Company recorded a $165 million customer contract relationship to the Company’s identifiable intangible assets. The acquired intangible assets will be amortized over the estimated weighted average period of 10 years.

Other Assets and Liabilities: The net contractual value of all other assets and liabilities approximates their fair values.

Goodwill: The residual amount of consideration transferred after allocation to the above mentioned assets acquired and liabilities assumed is allocated to goodwill. Goodwill primarily represents the assembled workforce and synergies expected to result from the acquisition.

Transition Services Agreement: In connection with the acquisition, the Company and Raytheon entered into a Transition Services Agreement, primarily involving Raytheon providing certain services to the Company related to information technology, human resources benefits and accounting services. See Note 17.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Preferred Equity: The company issued $75 million of Series A Preferred Shares to the Raytheon Company in connection with the Transaction. The preferred yield is 8% per annum, accrued daily and compounded quarterly. As of December 31, 2021, the cumulative amount of undeclared dividend payable is $0.5 million. The Series A Preferred Shares, as well as the accrued and unpaid preferred yield, become redeemable upon a Change in Control, as defined in the related agreement.

Net Working Capital: Once the net working capital negotiations are finalized, the Company will record a receivable from or a payable to the seller with an offsetting adjustment to goodwill.

4.	Divestiture

Crestview Aerospace Spin-Off: On December 31, 2020, the Company completed the spin-off of substantially all of the assets and liabilities of the Crestview business to the Company’s shareholders. The spin- off was distributed on a pro-rata basis as a dividend to the Company’s shareholders of record as of December 30, 2020.

The Company spun-off net assets with a carrying amount of $55.4 million with a fair value of $32.9 million, which resulted in recording a loss on disposal of $22.5 million. The spin-off was distributed at the net asset carrying amount of $32.9 million for the period ended December 31, 2020, the effective date of the spin-off. The spun-off net assets were removed through Retained Earnings from the Company’s Consolidated Balance Sheet. The results of operations and cash flows are included in the Consolidated Statement of Operations and Consolidated Statement of Cash Flows through the effective date of the spin- off. The income before taxes associated with the spin-off entity was a $0.3 million loss for the period ended December 31, 2020. See Note 2 and Note 8 for additional information on the allocation of goodwill and subsequent impairment as a loss on disposal.

The following Net Assets were distributed in the spin-off transaction:

Total assets	63,861
Total liabilities	8,412
Total equity	55,449

Transition Services Agreement: In connection with the spin-off, the Company and Crestview Aerospace LLC entered into a Transition Services Agreement, primarily involving the Company providing certain services to Crestview Aerospace LLC related to information technology, human resources benefits and accounting services. The agreement is for a period of one year beginning January 2021 and renewable annually thereafter. See Note 17 for additional information.

5.	Accounting for Contracts

The components of contracts in process are presented in the table below. The unbilled contract receivables, inventoried contract costs and unliquidated progress payments principally relate to contracts with the U.S. Government and prime contractors or subcontractors of the U.S. Government.

	Period Ended December 31,
($ in thousands)	2021	2020
Unbilled contract receivables, gross	$251,179	$75,189
Unbilled contract receivables, net	251,179	75,189
Inventoried contract costs	498	692
Total contracts in progress	$251,677	$75,881

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Unbilled Contract Receivables. Unbilled contract receivables represent accumulated incurred costs and earned profits on contracts (revenue arrangements), which have been recorded as sales, but have not yet been billed to customers. Unbilled contract receivables arise from the cost-to-cost input method of revenue recognition that is used to record sales on certain fixed-price contracts. Unbilled contract receivables from fixed-price type contracts are converted to billed receivables when amounts are invoiced to customers according to contractual billing terms, which generally occur when deliveries or other performance milestones are completed. Unbilled contract receivables also arise from cost-plus type contracts, time-and-material type contracts and fixed-price service type contracts for revenue amounts that have not been billed by the end of the accounting period due to the timing of preparation of invoices to customers.

Inventoried Contract Costs: In accordance with contract accounting standards, the Company’s U.S. Government contractor businesses account for the portion of their general and administrative (“G&A”), independent research and development (“IRAD”) and bids and proposals (“B&P”) costs that are allowable and reimbursable indirect contract costs under U.S. Government procurement regulations on their U.S. Government contracts (revenue arrangements) as inventoried contract costs. G&A, IRAD and B&P costs are allocated to contracts for which the U.S. Government is the end customer and are charged to costs of sales when sales on the related contracts are recognized. The Company’s U.S. Government contractor businesses record the unallowable portion of their G&A, IRAD and B&P costs to expense as incurred and do not include them in inventoried contract costs.

6.	Inventories

Inventories at Lower of Cost or Net Realizable Value: The table below presents the components of inventories at the lower of cost (first-in, first-out or average cost) or net realizable value. In accordance with ASC 606, all work in process relating to goods that customers do not currently control are classified within inventories on the Company’s consolidated balance sheets at December 31, 2021 and December 31, 2020. The Company establishes provisions for excess and obsolete inventories after evaluation of historical sales, current economic trends, forecasted sales, product lifecycles, and current inventory levels.

	Period ended December 31,
($ in thousands)	2021	2020
Raw materials, components and sub-assemblies	$41,830	$46,951
Excess and obsolete reserve	(4,112)	(4,581)
Total inventories, net	$37,718	$42,370

Inventory Sale: In 2020 the Company completed the bulk sale of consignment inventory to third-party, held off-site at the buyer’s location. The sale resulted in proceeds of $0.8 million. The bulk sold was fully reserved, resulting in a significant reduction to the Excess and Obsolete reserve balance for the period ended December 31, 2020.

Government-owned Inventories: The Company has four programs where inventory purchases are billed directly to the customer and where the Company is obligated under the contract to maintain and track quantities of the government-owned inventory. These inventories are issued to the contract as required and billed to the Customer when the inventory is replenished. The Customers provide the Company with an initial inventory balance when the contract was awarded. The Company is obligated by contractual inventory schedules to return that inventory back to the Customer at the conclusion of the contract. The contractual inventory liability changes over the life of the contract based on inventory levels, contract schedule modifications caused by aircraft retirements, parts obsolescence, part substitution and changes to the aircraft life cycle repairs.

The Company actively tracks the Government’s inventory on hand versus the contractual inventory schedules for each program. Contract liabilities are not recorded due to the occurrence of significant changes to the contract schedules over the life of the program. A contract liability is not recognized until there is a final negotiated inventory listing with the customer or at the time the inventory requirement is fixed and determinable. This typically occurs at or very near to the end of a contract. A liability, if any, would be recognized at that time if the on-hand inventory value was below the required contractual inventory schedule.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

7.	Property and Equipment

The table below presents the components of property, plant and equipment:

	Useful Lives	Period ended December 31,
($ in thousands)	(Years)	2021	2020
Land	Indefinite	$378	$384
Buildings and improvements	4 – 13	8,612	7,956
Machinery, equipment, furniture and fixtures	2 – 9	47,259	28,996
Leasehold improvements	2 – 6	9,327	—
Gross property and equipment		$65,576	$37,336
Accumulated depreciation and amortization		(18,344)	(11,807)
Property and equipment, net		$47,232	$25,529

Available for Sale Assets: In accordance with ASC 205, Presentation of Financial Statements, long- lived assets to be sold are classified as Available for Sale when management approves their sale, a program is initiated to actively sell the asset in its present condition, at a reasonable price in relation to its fair value, and the sale of the asset is probable. In November 2020, the Company classified as Available for Sale the land and buildings associated with a specific facility in Warner Robbins, GA. These assets were sold in 2021. Assets available for sale are classified as current assets on the Company’s Balance Sheet and recorded at the lower of carrying amount or fair value less costs to sell, and are no longer depreciated.

	Period ended December 31,
($ in thousands)	2021	2020
Available for Sale	$—	$968

8.	Goodwill and Identified Intangible Assets

The table below summarizes the Company’s goodwill carrying value for the years ended December 31, 2021 and December 31, 2020.

	Period ended December 31,
($ in thousands)	2021	2020
Beginning of period	$240,504	$252,575
Recorded in connection with the Transaction	651,225	—
Goodwill allocated to spin-off	—	(12,071)
End of period	$891,729	$240,504

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Identifiable intangible assets consist of the following:

	2021			2020
($ in thousands)	Gross Carrying Amount	Accum. Amort.	Total	Gross Carrying Amount	Accum. Amort.	Total
Finite Lived:
Customer Contract Relationships	$233,100	$(69,931)	$163,169	$68,500	$(55,486)	$13,014
Infinite Lived:
Trademark	70,000	—	70,000	70,000	—	70,000
Ending Balance	$303,100	$(69,931)	$233,169	$138,500	$(55,486)	$83,014

Amortization expense for acquired finite lived intangible assets of $14.5 million and $13.0 million is included in selling, general and administrative expense for the periods ended December 31, 2021 and December 31, 2020, respectively. The weighted average useful life of customer contract relationship intangible assets is 10 years.

9.	Loss on Spin-off of Net Assets

On December 31, 2020, the Company recognized a loss on disposal of $22.5 million associated with the spin-off of substantially all of the assets and liabilities of the Crestview business. A review of the disposal group’s carrying value, per ASC 845, determined the disposal group’s carrying value exceeded its fair value. Accordingly, goodwill of $12.1 million and net assets of $10.4 million were written down to fair value.

10.	Debt

The components of debt and a reconciliation to the carrying amount of long-term debt are presented below:

	Period ended December 31,
($ in thousands)	2021	2020
Outstanding borrowings under ABL Credit Facility	$—	$—
Term Loan agreement due 2027	—	321,750
First Lien Term Loan agreement due 2028	925,000	—
Second Lien Term Loan agreement due 2029	185,000	—
Principal amount of long-term debt	1,110,000	321,750
Deferred debt issuance costs	(33,772)	(6,830)
Carrying amount of long-term debt	1,076,228	314,920
Less current maturities	(6,938)	(3,300)
Total long-term debt, less current maturities	$1,069,290	$311,620

ABL Credit Facility: On June 29, 2018, the Company entered into a $75 million, five-year secured ABL revolving credit agreement (“the ABL Credit Facility”). During 2021, the ABL Credit Facility was amended to increase the facility size to $100 million and extend the maturity date on which any outstanding obligations under the ABL Credit Facility will be due and payable to June 29, 2026.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Borrowings under the ABL Credit Facility may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the ABL Credit Facility) and the “base rate” (as defined in the ABL Credit Facility) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the ABL Credit Facility). The applicable rate for base rate loans under the ABL Credit Facility ranges from 0.75% to 1.25% per annum, and the applicable rate for Eurodollar loans ranges 1.75% to 2.25% per annum, in each case based on the average daily excess availability (as defined in the ABL Credit Facility). On both December 31, 2021 and December 31, 2020, the interest rate on the ABL facility was 4.00%.

The ABL Credit Facility includes a letter of credit sub-facility of $15 million and a swingline sub- facility of $10 million. The letter of credit and swingline sub-facilities are part of, and not in addition to the ABL Credit Facility. Swingline loans bear interest at a rate equal to base rate loans.

The Company had outstanding letters of credit to various entities, primarily for insurance matters, of $6.4 million and $6.4 million as of December 31, 2021 and December 31, 2020, respectively. The ABL Credit Facility provides for payment of a letter of credit fee equal to the applicable rate for Eurodollar loans, as well as a fronting fee of 0.125% per annum.

Availability under the ABL Credit Facility is calculated monthly based on the balances of billed accounts receivable, unbilled accounts receivable and inventory of the Company with each amount reduced by defined ineligible balances and subject to varying advance rates. The calculated amount is reduced by the outstanding amount of letters of credit and certain other availability reserves as defined in the ABL Credit Facility.

The Company had borrowing availability of $69.6 million under the ABL Credit Facility as of December 31, 2021. The ABL Credit Facility provides for the payment of a commitment fee ranging from 0.25% to 0.375% per annum on the daily unused portion of the ABL Credit Facility.

Term Loan Agreement: On June 29, 2018, the Company entered into a $330 million, seven-year secured Term Loan agreement (the “Term Loan”).

Borrowings under the Term Loan may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the Term Loan) and the “base rate” (as defined in the Term Loan) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the Term Loan). The applicable rate for base rate loans under the Term Loan ranges from 3.5% to 3.75% per annum, and the applicable rate for Eurodollar loans ranges 4.5% to 4.75% per annum, in each case based on the consolidated secured net leverage ratio (as defined in the Term Loan).

In March 2021, the Company amended the Term Loan Agreement to extend the maturity date to June 2027, modify the repayment schedule, and to lower the interest rates. The applicable rates were decreased to 3.00% and 4.00% for base rate and Eurodollar loans, respectively.

For the periods ended December 31, 2021 and December 31, 2020, the Company made scheduled principal payments of $1.6 million and $3.3 million, respectively. The outstanding Term Loan balance of $320.1 million was repaid in connection with the Transaction.

First Lien Term Loan Agreement: On the Transaction Date, the Company entered into a $925 million, seven-year secured Term Loan agreement (the “First Lien Term Loan”).

Borrowings under the First Lien Term Loan may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the First Lien Term Loan) and the “base rate” (as defined in the First Lien Term Loan) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the First Lien Term Loan). The applicable rate for base rate loans under the First Lien Term Loan ranges from 2.75% to 3.00% per annum, and the applicable rate for Eurodollar loans ranges 3.75% to 4.00% per annum, in each case based on the consolidated first lien net leverage ratio (as defined in the First Lien Term Loan). On December 31, 2021, the interest rate on the First Lien Term Loan was 4.75%.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The First Lien Term Loan provides for scheduled principal payments of $2.3 million as of the end of each calendar quarter commencing on June 30, 2022. The Company is permitted to make voluntary prepayments without premium or penalty. In addition, the Company is required to make mandatory prepayments (subject to certain carve-outs and baskets) using net proceeds upon sale of certain assets, net proceeds of certain issuances of debt, and an agreed-upon percentage of the Company’s excess cash flow as determined annually at the end of each fiscal year (beginning with the year ending December 31, 2022).

Second Lien Term Loan Agreement: On the Transaction Date, the Company entered into a $185 million, eight-year secured Second Lien Term Loan Agreement (the “Second Lien Term Loan”).

Borrowings under the Second Lien Term Loan may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the Second Lien Term Loan) and the “base rate” (as defined in the Second Lien Term Loan) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the Second Lien Term Loan). The applicable rate for base rate loans under the Second Lien Term Loan is 6.50% per annum, and the applicable rate for Eurodollar loans is 7.50% per annum. On December 31, 2021, the interest rate on the Second Lien Term Loan was 8.25%.

The Second Lien Term Loan does not require any scheduled principal payments. The Company is permitted to make voluntary prepayments. However, the Company will be required to pay a premium of 2% or 1% of the prepayment amount if such prepayment occurs prior to the first or second anniversaries of the Transaction Date, respectively. In addition, the Company is required to make mandatory prepayments (subject to certain carve-outs and baskets) using net proceeds upon sale of certain assets, net proceeds of certain issuances of debt, and an agreed-upon percentage of the Company’s excess cash flow as determined annually at the end of each fiscal year (beginning with the year ending December 31, 2022).

Future scheduled principal payments on the First Lien and Second Lien Term Loans as of December 31, 2021 are as follows:

($ in thousands)
2022	$6,938
2023	9,250
2024	9,250
2025	9,250
2026	9,250
Thereafter	1,066,062
Total	$1,110,000

Security: The ABL Credit Facility, First Lien Term Loan and Second Lien Term Loan are secured by substantially all the assets of the Company including (a) a pledge of (i) all of the capital stock of the Company and (ii) all the equity interests held by the Company of each subsidiary (subject to certain exceptions) and (b) security interests in, and mortgages on, substantially all tangible and intangible assets of the Company. The administrative agents under the ABL Credit Facility, First Lien Term Loan and Second Lien Term Loan have entered into an intercreditor agreement which outlines the relative priority of the liens established under each agreement, as well as certain other rights, priorities and interests.

Covenants: The ABL Credit Facility, First Lien Term Loan and Second Lien Term Loan contain restrictive covenants which limit, subject to certain exceptions, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness; create liens; make investments or loans; consolidate, merge or consolidate or dispose of assets; enter into certain transactions with affiliates; pay dividends and repurchase stock. At December 31, 2021, the Company was in compliance with its restrictive covenants.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

During periods when excess availability under the ABL Credit Facility is less than the greater of 10% of the amount available under the borrowing base or $10.0 million, a financial covenant is triggered which requires the Company to maintain a minimum Fixed Charge Coverage Ratio. The financial covenant was not applicable at any time during the period ended December 31, 2021 and December 31, 2020.

11.	Income Taxes

The provision for income taxes is summarized in the table below:

	Period ended December 31,
($ in thousands)	2021	2020
Domestic	$5,860	$(13,457)
Foreign	117	(71)
Total provision for income taxes	$5,977	$(13,528)

The components of the Company’s current and deferred portions of the provision for income taxes are presented in the table below:

	Period ended December 31,
($ in thousands)	2021	2020
Current income tax provision:
Federal	$—	$(216)
State and local	1,606	384
Foreign	117	(71)
Sub-total	1,723	97
Deferred income tax provision:
Federal	3,289	(11,723)
State and local	965	(1,902)
Foreign	—	—
Sub-total	4,254	(13,625)
Total provision for income taxes	$5,977	$(13,528)

The tax effect of temporary differences that gave rise to deferred tax assets and liabilities are summarized in the table below:

	Period ended December 31,
($ in thousands)	2021	2020
Deferred tax assets:
Inventory reserve	$451	$503
Compensation and benefits	1,939	3,439
Interest expense carryforwards	2,205	—
Loss carryforwards	4,356	3,168
Intangible assets other than goodwill	11,549	8,911
Other accrued expenses and reserves	7,816	10,608
Deferred tax assets	28,316	26,629
Less valuation allowance	—	—
Deferred tax assets, net of valuation allowance	28,316	26,629
Deferred tax liabilities:
Goodwill	(13,464)	(9,113)
Property and equipment	(6,556)	(4,966)
Deferred tax liabilities	(20,020)	(14,079)
Total net deferred tax asset	$8,296	$12,550

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those jurisdictions during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Current projections of income before income taxes are sufficient for the Company to believe that it is more likely than not that it will realize the benefits of those certain deductible differences, and therefore, did not record a valuation allowance as of December 31, 2021 or December 31, 2020.

Net operating loss (“NOL”) carryforwards for federal and state income tax purposes as of December 31, 2021 and 2020 are summarized in the table below:

	Period ended December 31,
	2021		2020
($ in thousands)	Federal	State	Federal	State
NOL carryforwards, beginning of period	$14,143	$1,507	$26,281	$2,698
NOLs generated	6,100	474
NOLs absorbed	—	—	(12,138)	(1,191)
NOLs, end of period	$20,243	$1,981	$14,143	$1,507

Federal NOLs can be carried forward indefinitely. State NOLs will expire, if unused, beginning in 2028 and ending in 2040.

At December 31, 2021 and December 31, 2020, the Company’s balance sheet reflected liabilities for income tax uncertainties of $0.0 million. In accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes, the Company’s policy is to recognize interest and penalties related to unrecognized tax benefits through interest expense and other expense (income), respectively, in the consolidated statements of operations.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. The Company’s income tax returns for the period ended December 31, 2020 are generally subject to examination through October 2024. The Company’s income tax returns for the period ended December 31, 2021 have not yet been filed. Once filed, such income tax returns will be subject to examination by tax authorities for a minimum of three years.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

12.	Stock Option Plan

Under the Company’s Equity Incentive Plan (the Plan), non-qualified options to purchase common shares of Vertex Aerospace Services Holding Corp. are granted by the Board of Directors to the Company’s directors, officers and employees. Stock options are granted at exercise prices equal to the estimated fair market value at the issue date and expire at the earlier of the tenth anniversary of the Date of Grant, or termination of employment date. Under the terms of the Plan, the option holder can elect to receive either a cash payout equivalent to the excess of the then fair market value of the common shares over the exercise price of the option, or common shares upon exercise of the vested options. Twenty five percent (25%) of the optioned shares will be eligible to vest on each anniversary of the date of grant over a period of four years following the date hereof, provided that, upon the occurrence of a change of control, as defined in the Plan, all such units shall immediately become eligible to vest at the time of such change of control.

The following assumptions were used to estimate the fair value of the stock option awards granted and outstanding:

Dividend yield	Nil
Expected volatility	41.34%
Risk free interest rate	.68%
Expected life of options (in years)	5.25
Weighted-average fair value	$401.74

During 2018, 17,201 options were granted with an exercise price of $1,000 per option. No options were granted during 2019. During 2020, 7,785 options were granted with an exercise price of $1,105 per option. During 2021, 1,256 options were granted with an exercise price of $1,061 per option. None of the outstanding 17,201 options issued in 2018, the outstanding 7,785 options issued in 2020, or the outstanding 1,256 options issued in 2021 were vested or exercisable in 2021 or 2020. As a result, no liability exists as of December 31, 2021, or as of December 31, 2020, and no related compensation expense was recorded during 2021 or 2020.

13.	Declaration of Dividends

On November 6, 2020, the Board approved that the Company make (1) a dividend on December 31, 2020 of the net assets described as the Crestview spin-off entity (“Crestview Dividend”), (2) a cash dividend on January 4, 2021 in the aggregate amount of $91.2 million (“Cash Dividend 1”), (3) a cash dividend on January 4, 2021 in the aggregate amount of $8.8 million (“Cash Dividend 2”), and, together with Cash Dividend 1, the (“Cash Dividends”). The Crestview dividend was payable to the stockholders of the Company as of December 30, 2020, whereas the Cash Dividends were payable to the stockholders of the Company as of January 3, 2021.

The Cash Dividends were reported as a $100 million Dividends Payable on December 31, 2020 for the cash dividends declared and unpaid. The Cash Dividends declared in 2020 were paid in January 2021.

14.	Employee Benefit Plans

Defined Contribution Plan: The Company maintains a defined contribution 401(k) employee benefit plan (the “Benefit Plan”) under which substantially all U.S. employees are eligible to participate. Under the terms of the Benefit Plan, eligible employees may contribute tax-deferred compensation deduction amounts up to the maximum amount that Internal Revenue Service regulations permit. The Benefit Plan provides for a discretionary Company match program based on a certain percentage of the eligible employee’s compensation which may be suspended or discontinued at any time. During the periods ended December 31, 2021 and December 31, 2020, the Company funded matching contributions of $5.3 million and $5.2 million, respectively.

Multi-employer Plan: The Company, in certain of its U.S. operating locations, participates in a multi- employer pension plan under an industry-wide agreement with a trade organization. The plan provides defined benefits to substantially all employees covered by collective bargaining agreements that have been negotiated with the related trade organization. Approximately 69% and 53% of the Company’s total labor hours for customers were completed by workers subject to this collective bargaining agreement during the periods ended December 31, 2021 and December 31, 2020, respectively.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

In connection with this collective bargaining agreement with the trade organization, the Company participates with other companies in the union’s multi-employer pension plan. The plan covers substantially all of the Company’s employees who are members of such union. Under the agreement, the Company pays specified wages to covered employees, observes designated workplace rules and makes payments to the multi-employer pension plan rather than administering the funds on behalf of these employees. The Company recognizes expense in connection with this plan as contributions are funded. The Company made contributions to the multi-employer pension plan and recognized expense during the periods ended December 31, 2021 and December 31, 2020 of $10.4 million and $9.3 million, respectively. The financial risks of participating in multi-employer defined benefit pension plans are different from single-employer defined benefit pension plans in the following respects: (1) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers, (2) if a participating employer discontinues contributions to a plan, the unfunded obligations of the plan may be borne by the remaining participating employers and (3) if a participating employer chooses to stop participating in a plan, a withdrawal liability may be created based on the unfunded vested benefits for all employees in the plan.

The Company may receive future funding deficiency demands from the multi-employer pension plan to which the Company currently contributes in the form of a withdrawal claim from such plans. The Company is unable to estimate the amount of any potential future funding deficiency demands, because: (i) the actions of each of the other contributing employers in the plan have an effect on each of the other contributing employers, (ii) the development or implementation of a rehabilitation plan by the trustees and approval by the applicable U.S. regulatory agency is not predictable and (iii) the allocation of fund assets and return assumptions by trustees are variable, as are actual investment returns relative to the plan assumptions. Accordingly, since a reasonable estimate or probable outcome cannot be determined and, pursuant to certain accounting principles, the Company has no reserves recorded in its consolidated balance sheets for any potential funding obligations related to the plan. Balance sheet as of December 31, 2021 includes $5.4 million of pension benefit obligation associated with a pension plan in Germany and is included in Other long-term liabilities.

15.	Commitments and Contingencies

Non-Cancellable Operating Leases: The Company rents certain equipment and facilities under operating leases. Certain major plant facilities and equipment are furnished by the U.S. Government under short-term or cancelable arrangements. The total rental expense under non-cancellable operating leases was $3.0 million and $1.3 million for the periods ended December 31, 2021 and December 31, 2020, respectively. Future minimum lease commitments at December 31, 2021 for long-term non-cancelable operating leases are $1.5 million in 2022.

Procurement Regulations: A substantial majority of the Company’s revenues are generated from providing products and services under legally binding agreements or contracts with the U.S. Government, foreign government customers and state and local governments. U.S. Government contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government perform audits to determine whether such contracts were and are being conducted in accordance with these requirements. The Company is currently cooperating with the U.S. Government on several audits from which civil, criminal or administrative proceedings have or could result and give rise to fines, penalties, compensatory and treble damages, restitution and/or forfeitures. The Company does not currently anticipate that any of these audits will have a material adverse effect, individually or in the aggregate, on its consolidated financial position, results of operations or cash flows. Under U.S. Government regulations, an indictment of the Company by a federal grand jury, or an administrative finding against the Company as to its present responsibility to be a U.S. Government contractor or subcontractor, could result in the Company being suspended for a period of time from eligibility for awards of new government contracts or task orders or in a loss of export privileges. A conviction, or an administrative finding against the Company that satisfies the requisite level of seriousness, could result in debarment from contracting with the federal government for a specified term. In addition, all of the Company’s U.S. Government contracts: (1) are subject to audit and various pricing and cost controls, (2) include standard provisions for termination for the convenience of the U.S. Government or for default and (3) are subject to cancellation if funds for contracts become unavailable. Foreign government contracts generally include comparable provisions relating to terminations for convenience or default, as well as other procurement clauses relevant to the foreign government.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Litigation Matters: The Company is also subject to litigation, proceedings, claims or assessments and various contingent liabilities incidental to its businesses, including the matter specified below. Furthermore, in connection with certain business acquisitions, the Company has assumed some or all claims against, and liabilities of, such acquired businesses, including both asserted and unasserted claims and liabilities.

In accordance with the accounting standard for contingencies, the Company records a liability when management believes that it is both probable that a liability has been incurred and the Company can reasonably estimate the amount of the loss. Generally, the loss is recorded at the amount the Company expects to resolve the liability. Amounts recoverable from insurance contracts or third parties are recorded as assets when deemed probable. At December 31, 2021, the Company did not record any amounts for recoveries from insurance contracts or third parties in connection with the amount of liabilities recorded for pending and threatened litigation. Legal defense costs are expensed as incurred. The Company believes it has recorded adequate provisions for its litigation matters. The Company reviews these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. While it is reasonably possible that an unfavorable outcome may occur, unless otherwise stated, the Company believes that it is not probable that a loss has been incurred. Although the Company believes that it has valid defenses with respect to legal matters and investigations pending against it, the results of litigation can be difficult to predict, particularly those involving jury trials. Therefore, it is possible that one or more of these contingencies could have a material impact on the financial position, results of operations or cash flows of the Company in future periods.

16.	Disaggregation of Net Sales

The Company disaggregates its sales from contracts with customers by: (1) end customer and (2) contract type. The Company believes these factors affect the nature, amount, timing and uncertainty of the Company’s revenue and cash flows.

Sales by End Customer: Direct sales to the end customer represented approximately 95% of the Company’s consolidated sales in the year ended December 31, 2021, and 89% in the year ended December 31, 2020. Indirect sales as a subcontractor or supplier represented the remaining 5% in the year ended December 31, 2021 and 11% in the year ended December 31, 2020. The table below presents total net sales disaggregated by end customer.

	Period ended December 31,
($ in thousands)	2021	2020
Total DoD	$731,790	$703,428
Other U.S. Government	56,308	51,217
Total U.S. Government	788,098	754,645
Foreign governments	6,046	2,523
Commercial	19,015	62,772
Total	$813,159	$819,940

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Sales by Contract Type: Generally, the sales price arrangements for the Company’s contracts are either fixed price, cost-plus or time-and-material type. Fixed-price type contracts generally offer higher profit margin potential than cost-plus type or time-and-material type contracts due to the greater levels of risk assumed on a fixed price type contract. The table below presents total net sales disaggregated by contract type.

	Period ended December 31,
($ in thousands)	2021	2020
Fixed-price	$693,501	$760,513
Cost-plus	98,466	51,217
Time-and-material	21,192	8,210
Total	$813,159	$819,940

On a fixed-price type contract, the Company agrees to perform the contractual statement of work for a predetermined sales price. On a cost-plus type contract, the Company is paid its allowable incurred costs plus a profit which can be fixed or variable depending on the contract’s fee arrangement up to predetermined funding levels determined by the customer. Cost-plus type contracts with award and incentive fee provisions are the Company’s primary variable contract fee arrangement. On a time-and-material type contract, the Company is paid on the basis of direct labor hours expended at specified fixed-price hourly rates (that include wages, overhead, allowable general and administrative expenses and profit) and materials at cost.

Substantially all of the Company’s cost-plus type contracts and time-and-material type contracts are with U.S. Government customers, while sales to foreign government and commercial customers are generally transacted under fixed-price sales arrangements and are included in the Company’s fixed-price contract type sales.

17.	Related Party Transactions

Advisory Services Agreement with AIP: The Company has entered into an advisory services agreement with AIP. Pursuant to the agreement, certain financial advisory, monitoring and oversight activities are performed for the Company. The Company does not pay a fee for these services, but does reimburse AIP for reasonable travel and other out-of-pocket expenses incurred in connection with the provision of the services. The Company also provides customary indemnification to AIP. Fees paid under this agreement totaled $0.8 million and $1.3 million for the periods ended December 31, 2021 and December 31, 2020, respectively, and were included in selling, general and administrative expenses.

Transition Services Agreement: On December 31, 2020, in conjunction with the spin-off of the Crestview Aerospace LLC (Crestview) transaction described in Note 4, the Company executed a Transition Services Agreement (TSA) with Crestview, primarily involving the Company providing certain services to Crestview Aerospace related to information technology, human resources benefits and accounting services. This TSA has an effective date of January 1, 2021. For the year ended December 31, 2021, the Company recorded $5.5 million of income related to the TSA with Crestview; and is recorded as a reduction in cost of sales.

On December 6, 2021, in conjunction with the Transaction described in Note 1 and Note 3, the Company executed a Transition Services Agreement (Raytheon Company TSA) with Raytheon Company, primarily involving Raytheon Company providing certain services to the Company related to information technology, human resources benefits and accounting services. This Raytheon Company TSA has an effective date of December 6, 2021. For the year ended December 31, 2021, the Company recorded $2.0 million of expense related to the Raytheon Company TSA; and is recorded as a component of cost of sales.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

18.	Fair Value

Accounting principles generally accepted in the U.S. define fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. As a basis for evaluating such inputs, a three-tier value hierarchy prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2: Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

Nonrecurring Fair Value Measurements. The Company’s nonfinancial assets which are measured at fair value on a nonrecurring basis include property, plant and equipment, goodwill, intangible assets and certain other assets.

The Company’s goodwill and indefinite-lived intangibles are fair valued using discounted cash flows and market multiple methods. Goodwill impairment testing requires significant use of judgment and assumptions including the identification of reporting units; the assignment of assets and liabilities to reporting units; and the estimation of future cash flows, business growth rates, terminal values and discount rates. The testing of indefinite-lived intangibles under established guidelines for impairment also requires significant use of judgment and assumptions, such as the estimation of cash flow projections, terminal values royalty rates, contributory cross charges, where applicable, and discount rates.

The following table summarizes the assets that are measured at fair value on a non-recurring basis at December 31, 2021 and December 31, 2020 (in thousands). This includes the fair value measurement performed after the Transaction was completed.

	December 31,	December 31,
	2021	2020	Level 3
Goodwill	$891,729	$240,504	$891,729

The Company reviews property, plant and equipment for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable through future undiscounted cash flows. If the Company concludes that impairment exists, the carrying amount is reduced to fair value.

VERTEX AEROSPACE SERVICES HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

19.	Covid-19

On January 30, 2020, the World Health Organization declared the coronavirus outbreak (COVID-19) a “Public Health Emergency of International Concern” and on March 11, 2020, declared COVID-19 a pandemic. The impact of COVID-19 could negatively impact the Company’s operations, suppliers or other vendors, and customer base. The operations for the Company’s services could be negatively impacted by the on-going regional and global impact of COVID-19, including stop-work orders on existing contract work for an unknown period of time. Any quarantines, labor shortages or other disruptions to the Company’s operations, or those of their customers, may adversely impact the Company’s revenues, ability to provide its services and operating results. In addition, a significant outbreak of epidemic, pandemic or contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, including the geographical area in which the Company operates, resulting in an economic downturn that could affect demand for its services. The Company’s workforce has been designated as Critical Infrastructure in the Defense Industrial Base Sector by the Department of Homeland Security. As such, the Department of Defense has informed the Company that it is expected to maintain normal work schedules and continue providing products and services as required under its contracts while following guidance to limit disease spread from the Centers for Disease Control and Prevention, as well as State and local government officials. Through December 31, 2021, no material changes have occurred in the Company’s operations. The extent to which the coronavirus impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others.

20.	Subsequent Events

On March 7, 2022, the Company entered into an agreement and plan of merger with Vectrus, Inc. (“Vectrus”), a facility and logistics services company providing base operations support, supply chain and logistics, IT mission support, engineering and digital integration, security, and maintenance services in 205 locations in 28 countries. Vectrus generated sales of approximately $1.8 billion in 2021. Under the terms of the merger agreement, the Company’s shareholders will own approximately 62% of the combined company and Vectrus shareholders will own approximately 38% of the combined company. The transaction is expected to close in the third quarter of 2022, subject to the satisfaction of customary closing conditions, including receipt of regulatory and Vectrus shareholder approvals.

The Company has evaluated subsequent events through April 13, 2022, the date that the consolidated financial statements were available to be issued, and concluded no events, other than those disclosed in these consolidated financial statements, had occurred that would require recognition or disclosure in these consolidated financial statements and notes.

Vertex Aerospace Services Holding Corp.

Consolidated Financial Statements

For the Years Ended December 31, 2020

and December 31, 2019

Independent Auditor’s Report

Board of Directors

Vertex Aerospace Services Holding Corp.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Vertex Aerospace Services Holding Corporation and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vertex Aerospace Services Holding Corporation and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years ended December 31, 2020 and 2019 in accordance with accounting principles generally accepted in the United States of America.

Birmingham, Alabama
March 31, 2021

Vertex Aerospace Services Holding Corp.

Consolidated Balance Sheets
(in thousands)

	As of December 31, 2020	As of December 31, 2019
ASSETS
Cash	$115,528	$83,730
Accounts receivable, net	18,286	41,662
Unbilled contract receivables, net	75,189	104,591
Inventories, net	42,370	40,015
Prepaids and other current assets	5,185	8,844
Available for sale assets	968	—
Total current assets	257,526	278,842
Property and equipment, net	25,529	55,411
Intangible assets, net	83,014	96,027
Goodwill	240,504	252,575
Deferred tax assets, net	12,550	—
Other long-term assets	1,199	1,426
Total assets	$620,322	$684,281
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$70,047	$77,735
Accrued salaries and benefits	19,734	21,217
Advance payments and billings in excess	14,104	32,454
Other accrued expenses	8,238	10,020
Current portion of long-term debt	3,300	3,300
Current portion of loss contract reserve	17,923	17,766
Dividends payable	100,000	—
Other current liabilities	1,599	6,395
Total current liabilities	234,945	168,887
Long-term debt	311,620	313,741
Long-term portion of loss contract reserve	16,345	30,149
Other long-term liabilities	5,467	2,433
Total liabilities	568,377	515,210
Stockholders’ Equity
Stockholders’ equity (common stock, $.01 par value, 251,332 and 251,457 shares authorized, respectively; 226,220 and 226,345 shares issued and outstanding, respectively; 125 shares repurchased and retired)	2	2
Additional paid in capital	226,218	226,343
Retained earnings	(174,275)	(57,274)
Total stockholders’ equity	51,945	169,071
Total liabilities and stockholders’ equity	620,322	684,281

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.

Consolidated Statement of Operations

(in thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues:
Sales	$819,940	$933,622
Cost of sales	726,776	858,323
Gross profit	93,164	75,299
Operating costs and expenses:
Selling, general and administrative expenses	49,530	103,911
Operating income (loss)	43,634	(28,612)
Other expenses:
Loss on spin-off of net assets (Note 4 and 9)	(22,509)	(2,623)
Interest expense, net	(18,693)	(23,028)
Total other expenses	(41,202)	(25,651)
Income (loss) before income taxes	2,432	(54,263)
Income tax benefit (expense)	13,528	609
Net income (loss)	$15,960	$(53,654)

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.
Consolidated Statements of Changes in Stockholders’ Equity
(in thousands)

	Common Stock		Additional Paid in	Retained	Total Shareholders’
	Shares	Value	Capital	Earnings	Equity
Beginning balance, December 31, 2018	226,000	$2	$225,998	$(3,620)	$222,380
Contributions by stockholders	345	—	345	—	345
Net loss	—	—	—	(53,654)	(53,654)
Ending balance, December 31, 2019	226,345	$2	$226,343	$(57,274)	$169,071
Shares repurchased and retired	(125)	—	(125)	—	(125)
Dividend declared	—	—	—	(100,000)	(100,000)
Crestview spin-off	—	—	—	(32,961)	(32,961)
Net income	—	—	—	15,960	15,960
Ending balance, December 31, 2020	226,220	$2	$226,218	$(174,275)	$51,945

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash flows from operating activities:
Net income (loss)	$15,960	$(53,654)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation of property and equipment	10,487	5,427
Amortization of intangibles	13,013	31,826
Goodwill impairment charge	—	60,782
Bad debt expense (recovery)	(4,465)	12,495
Inventory obsolescence reserve	(16,126)	(1,250)
Amortization of software licensing fees	3,843	—
Amortization of deferred financing costs	1,179	1,181
Loss on spin-off of net assets (Note 9)	22,509	2,623
Deferred tax assets, net	(12,550)	—
Loss contract provision	(13,647)	(36,299)
Changes in operating assets and liabilities:
Accounts receivable	23,029	(574)
Unbilled contract receivables, net	5,420	40,904
Inventories	12,748	4,231
Prepaids and other current assets	(234)	(3,221)
Available for sale assets	(968)	—
Other assets	227	—
Accounts payable	(3,084)	3,351
Accrued salaries and benefits	236	(10,121)
Advance payments and billings in excess	(17,190)	12,678
Accrued transition services costs	—	(18,882)
Other accrued expenses	(1,232)	(3,140)
Contract rate reserve	—	(722)
Other liabilities	(1,382)	(653)
Net cash provided by operating activities	37,773	46,982
Cash flows from investing activities:
Purchase of property and equipment	(2,550)	(16,885)
Proceeds on disposition of property and equipment	—	848
Receivable from seller	—	19,847
Net cash (used in) provided by investing activities	(2,550)	3,810
Cash flows from financing activities:
Principal payments on long term debt	(3,300)	(5,961)
Stock (repurchased from) purchased by stockholders	(125)	345
Net cash used in financing activities	(3,425)	(5,616)
Net increase in cash	31,798	45,176
Cash, beginning of period	83,730	38,554
Cash, end of period	$115,528	$83,730
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$17,382	$23,224
Income taxes	746	1,725
Supplemental schedule of noncash activity related to purchase of business:
Goodwill measurement period adjustment for loss contract reserve	$—	$80,276
Supplemental schedule of non-cash investing and financing activities:
Dividend declared and unpaid	$100,000	—
Spin-off of net assets	32,961	—

See notes to consolidated financial statements

VERTEX AEROSPACE SERVICES HOLDING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

1.	Description of the Business

Vertex Aerospace Services Holding Corp. (“Holding”) was incorporated in 2018 under the laws of Delaware by an affiliate of American Industrial Partners Capital Fund VI, L.P. (“AIP”) to facilitate the acquisition of 100% of the voting interest of the business of Vertex Aerospace, Crestview Aerospace, TCS Aerospace and various other assets from L-3 Communications Integrated Systems L.P. and L-3 Technologies, Inc. (collectively referred to herein as “L3”). The acquisition was completed on June 29, 2018.

Holding and its consolidated subsidiaries (collectively referred to herein as the “Company”) provide aviation and aerospace technical services, managing and servicing fixed- and rotary-wing aircraft primarily for government customers by providing logistics support, maintenance, repair, overhaul services and supply chain management. The Company also provides aircraft modification, aero structures fabrication and assembly to customers including the U.S. Government (primarily the Department of Defense, or “DoD”) and commercial and original equipment manufacturers by providing parts, facilities, technology and experience for the manufacture and modification of aircrafts. In addition, the Company designs, develops, integrates, tests, modifies and provides documentation for every aspect of aircraft and avionics hardware and software systems to address critical needs of the U.S. military’s conventional and Special Operations forces.

On December 31, 2020, the Company distributed substantially all of the assets and liabilities of its Crestview Aerospace business to the Company’s shareholders in a spin-off transaction. See Note 4 for additional information.

2.	Summary of Significant Accounting Policies

Accounting Periods: The Company has adopted the calendar year as its accounting period.

Principles of Consolidation: The Company’s financial statements include the accounts of Holding and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s wholly owned subsidiaries are listed below. Unless otherwise noted, all are 100% owned and incorporated in Delaware.

Vertex Aerospace Services Corp

Vertex Aerospace LLC

Crestview Aerospace LLC (see Note 4 for additional information)

Vertex Aircraft Integration and Sustainment LLC (formerly TCS Aerospace LLC)

Army Sustainment LLC

Flight International Aviation LLC

Vector International Aviation LLC

Vertex Global Aerospace Service LLC (100% control; incorporated in United Arab Emirates)

Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and cost of sales during the reporting period. The most significant of these estimates and assumptions relate to sales, profit and loss recognition for performance obligations satisfied over time, fair values of assets acquired and liabilities assumed in business combinations, market values for inventories reported at lower of cost or net realizable value, income taxes, including the valuations of deferred tax assets, useful lives and valuation of recorded amounts of long-lived assets, identifiable intangible assets and goodwill. Changes in estimates are reflected in the periods during which they become known. Actual amounts may differ from these estimates and could differ materially.

Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity date of less than three months when purchased to be cash equivalents. The Company maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any significant losses in such accounts and believes it is not exposed to any significant risks on cash. At December 31, 2020 and December 31, 2019, the Company had no cash equivalents.

Revenue Recognition: The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as Accounting Standards Codification (“ASC”) 606), for revenue recognition purposes.

The majority of the Company’s consolidated net sales are generated from long-term contracts with customers that require it to maintain, repair or overhaul aircraft. These contracts are primarily with agencies of, and prime system contractors to, the U.S. Government and foreign governments and are generally priced on a fixed-price, cost-plus or time-and-material type basis. Substantially all of the Company’s cost- plus and time-and-material type contracts are with the Department of Defense (“DoD”). Certain of the Company’s contracts with the U.S. Government are multi-year contracts incrementally funded by the customer. The transaction price for these incrementally funded contracts includes contract value amounts not yet funded by the U.S. Government when the Company has a firm order for the goods or services and it is probable that the customer will fund such amounts. In assessing probability, the Company considers, among other factors, the period of time before contract funding is expected, communication from the customer that indicates funding will be obtained and the Company’s history of receiving funding under the current contract or previous similar contracts. The Company also generates sales, to a lesser extent, from contracts with commercial and government customers for standard product and service offerings, which are priced on a firm fixed basis. See Note 16 for additional information regarding the composition of the Company’s net sales.

The Company records sales for a contract when it has the approval and commitment of all parties, the contract identifies the rights of the parties and payment terms, the contract has commercial substance and collectability of the consideration is probable.

To determine the proper revenue recognition method, the Company first evaluates each of its contractual arrangements to identify its performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. Some of the Company’s contracts have a single performance obligation because the promise to transfer the individual good or service is not separately identifiable from other promises within the contract and is, therefore, not distinct. The majority of the Company’s contracts have multiple performance obligations, primarily (i) related to the provision of multiple goods or services that have alternative use to the Company or that are not substantially the same or (ii) due to the contract covering multiple phases of the product lifecycle (development and engineering, production, maintenance and support). For contracts with more than one performance obligation, the Company allocates the total transaction price in an amount based on the estimated relative standalone selling prices underlying each performance obligation. In cases where a contract requires a customized good or service, the primary method used to estimate standalone selling price is the expected cost plus a margin approach. In cases where the Company sells a standard product or service offering, the stand-alone selling price is based on an observable standalone selling price

The majority of the Company’s sales are from performance obligations satisfied over time. Sales are recognized over time when control is continuously transferred to the customer during the contract. For U.S. Government contracts, the continuous transfer of control to the customer is supported by contract clauses that provide for (i) progress or performance-based payments or (ii) the unilateral right of the customer to terminate the contract for its convenience, in which case the Company has the right to receive payment for costs incurred plus a reasonable profit for products and services that do not have alternative use to the Company. Foreign government and certain commercial contracts contain similar termination for convenience clauses, or the Company has a legally enforceable right to receive payment for costs incurred and a reasonable profit for products or services that do not have alternative use to the Company. Sales on fixed price and cost-plus type contracts that include performance obligations satisfied over time are generally recorded at amounts equal to the ratio of actual cumulative costs incurred divided by total estimated costs at completion, multiplied by (i) the transaction price, less (ii) the cumulative sales recognized in prior periods (cost-to-cost input method).

Accounting for the sales and profits on performance obligations for which progress is measured using the cost-to-cost input method involves the preparation of estimates of: (1) transaction price and (2) total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract’s statement of work. Incurred costs include labor, material, overhead and, for the Company’s U.S. Government contractor businesses, allowable general and administrative (G&A) expenses. Incurred costs represent work performed, which corresponds with and thereby represents the transfer of control to the customer. The estimated profit or loss at completion on a contract is equal to the difference between the transaction price and the total estimated cost at completion. In the case of a contract for which the total estimated costs exceed the total transaction price, a loss arises, and a provision for the entire loss is recorded in the period that the loss becomes evident. The unrecoverable costs on a loss contract that are expected to be incurred in future periods are presented on the consolidated balance sheet as a component of liabilities entitled either “Short-term Portion of Loss Contract Reserve” or “Long-term Portion of Loss Contract Reserve” See Note 3 for additional information.

The Company’s contracts give rise to variable consideration, including award and incentive fees, as well as amounts incrementally funded by the U.S. Government, or other provisions that can either increase or decrease the transaction price. Award fees provide for a fee based on actual performance relative to contractually specified performance criteria. Incentive fees provide for a fee based on the relationship between total allowable costs and target costs. Variable consideration may require the Company to exercise significant judgment to determine the total transaction price of the contract. The Company includes variable consideration in the transaction price when there is a basis to reasonably estimate the variable amount it will be entitled to receive and it is probable that a significant reversal in revenue recognized will not be required when the uncertainty is resolved. These estimates are based on historical experience, current and forecasted performance and the Company’s judgment at the time of the evaluation.

Contract modifications routinely occur to account for changes in contract specifications or requirements. In most cases, contract modifications are for goods or services that are not distinct and, therefore, are accounted for as part of the existing contract. Transaction price estimates include additional consideration for submitted contract modifications or claims when the Company believes it has an enforceable right to the modification or claim, the amount can be reliably estimated and its realization is reasonably assured. Amounts representing modifications accounted for as part of the existing contract are included in the transaction price and recognized as an adjustment to sales on a cumulative catch-up basis.

The Company’s fixed-price type contracts with the U.S. Government are typically billed based on monthly firm fixed prices. Since cost is often incurred beyond the period of performance of the contract, billings often exceed costs, which are presented as current liabilities on the consolidated balance sheet. For certain fixed-price contracts with foreign governments and commercial customers, the Company receives advance payments. Advanced payments are not considered a significant financing component because they are a negotiated contract term to ensure the customer meets its financial obligation, particularly when there are significant upfront working capital requirements. These two liabilities are combined on the consolidated balance sheet in the line item entitled “advance payments and billings in excess.” Contract assets often arise from cost-plus type contracts, time-and-material type contracts and fixed-price services type contracts for revenue amounts that have not been billed by the end of the accounting period due to the timing of preparation of invoices to customers. The Company records an asset for these revenues as current assets on the consolidated balance sheet in the line item entitled “unbilled contract receivables, net.”

Revisions or adjustments to estimates of the transaction price, estimated costs at completion and estimated profit or loss of a performance obligation may be required as work progresses under a contract, as experience is gained, as facts and circumstances change and as new information is obtained, even though the scope of work required under the contract may not change. Revisions or adjustments may also be required if contract modifications occur. The impact of revisions in profit or loss estimates are recognized on a cumulative catch-up basis in the period in which the revisions are made. The revisions in contract estimates, if significant, can materially affect the Company’s results of operations and cash flows, as well as reduce the valuations of contract assets, and in some cases result in liabilities to complete contracts in a loss position.

Sales from performance obligations satisfied at a point in time are typically for standard goods and are recognized when the customer obtains control, which is generally upon delivery and acceptance. The Company also records sales for performance obligations relating to standard services (i.e., maintenance and extended warranties covering standard goods sold by the Company) over time by using output measures of time elapsed to measure progress toward satisfying the performance obligation.

Sales on time-and-material type contracts are generally recognized each period based on the amount billable to the customer, which is based on direct labor hours expended multiplied by the contractual fixed rate per hour, plus the actual costs of materials and other direct non-labor costs.

Contract Assets and Contract Liabilities: Contract assets include unbilled contract receivables related to long-term contracts for which sales and profits are recognized primarily using cost-to-cost input method of accounting and are classified as current. Unbilled contract receivables are reduced by amounts of unliquidated progress or performance-based payments. Under the terms of certain revenue arrangements (contracts) with the U.S. Government, the Company is entitled to receive progress payments as costs are incurred or performance-based payments upon the achievement of predetermined performance milestones. Unliquidated progress or performance-based payments arise from fixed-price type contracts with the U.S. Government that contain progress or performance-based payment clauses, and represent payments on invoices that have been collected in cash, but have not yet been liquidated. Progress payment invoices are billed to the customer as contract costs are incurred at an amount generally equal to 80% of incurred costs. Performance based payments are billed to the customer upon the achievement of predetermined performance milestones at amounts not to exceed 90% of contract price. Unliquidated progress or performance-based payments are liquidated as deliveries or other contract performance milestones are completed, at an amount equal to a percentage of the contract sales price for the items delivered or work performed, based on a contractual liquidation rate. Contract liabilities include advance payments, billings in excess of the revenue recognized and amounts received in excess of sales recognized on contracts (deferred revenue). Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period. Advance payments and billings in excess of revenue recognized are both classified as current, and deferred revenue as current or noncurrent based on the timing of expected revenue recognition. As of December 31, 2020, and December 31, 2019, all deferred revenue is classified as current.

Property and Equipment: Property and equipment are stated at cost minus accumulated depreciation. Depreciation is computed by applying the straight-line method to the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company’s consolidated balance sheet and the net gain or loss is included in the determination of net income.

Goodwill: The Company records goodwill in connection with the acquisition of businesses when the purchase price exceeds the fair values of the assets acquired and liabilities assumed. The carrying value of goodwill is not amortized, but is tested for impairment annually and is reviewed for impairment on an interim basis whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company has adopted Financial Accounting Standards Board (FASB) ASU 2017-04, Simplifying the Test for Goodwill Impairment. Under ASU 2017-04, the Company will determine the amount of goodwill impairment by comparing the Step 1 fair value of a reporting unit with its carrying amount. To the extent the carrying value of a reporting unit exceeds its Step 1 fair value, a goodwill impairment charge is recorded. Based on the results of these tests, the Company recorded a goodwill impairment charge of $60.8 million in Cost of Sales for the period ended December 31, 2019.

On December 31, 2020, substantially all of the assets and liabilities of the Crestview business were spun- off to the Company’s shareholders. Per ASC 350, Intangibles — Goodwill and Other, when an entity spins- off a reporting unit or component of a reporting unit that constitutes a business, goodwill of the reporting unit should be assigned to the business being spun-off. Accordingly, the Company allocated $12.1 million of goodwill to the portion of the Crestview business to be spun-off. In accordance with ASC 845, Nonmonetary Transactions, a pro-rata nonreciprocal transfer of nonmonetary assets to owners in a spin-off is recognized at the carrying amount, after reduction for any indicated impairment, of the nonmonetary assets transferred if the nonmonetary assets being distributed meet the definition of a business. After testing for impairment, the allocated goodwill was determined to be impaired. Accordingly, the Company recorded a Loss on Disposal which included the entire $12.1 million for the period ended December 31, 2020. See Note 4 and Note 8 for additional information on the December 31, 2020 allocation of goodwill.

Long-Lived Assets Other Than Goodwill: The Company reviews its long-lived assets, including software development costs, amortizable customer contract relationships and indefinite-lived tradenames for impairment annually, or whenever events or circumstances indicate that the carrying amount(s) of an asset may not be recoverable. When such events or changes in circumstances occur, a recoverability test is performed comparing projected undiscounted cash flows from the use and eventual disposition of an asset or asset group to its carrying amount. If the projected undiscounted cash flows are less than the carrying amount, an impairment is recorded to the extent the carrying amount exceeds fair value. The Company reviews indefinite-lived trade names at least annually by comparing fair value to carrying value of the intangible asset. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Estimates critical to the Company’s evaluation of indefinite-lived trade names for impairment include the discount rate, royalty rates used in its evaluation of trade names, projected average revenue growth and projected long-term growth rates in the determination of terminal values. Based on the results of these tests, the Company did not record an impairment charge to other long-lived intangible assets for the period ended December 31, 2020 and December 31, 2019. See Note 8 for additional information.

Deferred Debt Issuance Costs: Costs to issue debt are capitalized and deferred when incurred, and subsequently amortized to interest expense over the term of the related debt using the effective interest rate method. Deferred debt issuance costs, other than for revolving line-of-credit arrangements, are presented in the Company’s consolidated balance sheet as a direct deduction from the carrying amount of the associated debt liability. Deferred debt issuance costs for revolving line-of-credit arrangements are included in the Company’s consolidated balance sheet in other assets. The deferred financing costs for the revolving line-of- credit were $1.2 million for the period ended December 31, 2020, and $1.4 million for the period ended December 31, 2019.

Contingencies and Commitments: In accordance with ASC 450, Contingencies (Topic 450): Disclosure of Certain Loss Contingencies, the Company records a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews its loss contingencies on an ongoing basis to ensure that it has appropriate reserves recorded in its consolidated balance sheets. These reserves are based on historical experience with claims incurred but not received, estimates and judgments made by management and applicable insurance coverage for litigation matters, and, as such, adjusted as circumstances warrant. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 15 for additional information.

Accounts Receivable and Unbilled Contract Receivables: Accounts receivable, net and unbilled contract receivables, net are generated from prime and subcontracting arrangements primarily with U.S. governmental agencies. Billed amounts represent invoices that have been prepared and sent to the customer. Unbilled amounts primarily represent costs and fees incurred in excess of billings and rate variances on cost- plus contracts as well as retainage amounts. In accordance with industry practice, contract receivables relating to long-term contracts are classified as current, even though portions of these amounts may not be realized within one year. Billed accounts receivable are considered past due if the invoice has been outstanding more than 30 days. The Company does not charge interest on accounts receivable; however, U.S. governmental agencies pay interest on invoices outstanding more than 30 days. The Company records interest income from U.S. governmental agencies when received. The provision for doubtful accounts is based on management’s evaluation of the status of existing accounts receivable. Receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. The reserve for doubtful accounts was $8.1 million and $12.6 million as of December 31, 2020 and December 31, 2019, respectively.

Income Taxes: The Company is a taxable entity for federal income tax purposes and files a consolidated U.S. federal income tax return. The Company uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates expected to be in effect when such differences reverse. The effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances for deferred tax assets are provided when it is more likely than not that some portion or all of the assets will not be realized considering, when appropriate, tax planning strategies.

Income tax accounting standards prescribe (1) a minimum recognition threshold that an income tax benefit arising from an uncertain income tax position taken, or expected to be taken, on an income tax return is required to meet before being recognized in the financial statements and (2) the measurement of the income tax benefits recognized from such positions. The Company’s account policy is to classify uncertain income tax positions that are not expected to be resolved within one year as non-current income tax liabilities and to classify potential interest and penalties on uncertain tax positions as elements of the provision for income taxes on its financial statements.

Classification of Costs: In 2020, the Company changed the classification of certain costs from Selling, General and Administrative expense to Cost of Sales. The classification change was reviewed and approved by cognizant government contract and audit agencies and deemed compliant with applicable government contracting Cost Accounting Standards. If this change had been made in the December 31, 2019 Consolidated Statement of Operations, Cost of Sales would have increased by $34.8 million and the Selling, General & Administrative expenses would have been reduced by that same amount.

Reclassifications: Certain reclassifications have been made to prior year balances in order for these balances to be comparable to the current year presentation. These reclassifications had no impact on previously reported financial position and results of operations.

New Accounting Standards Issued and Not Yet Implemented: In February 2016, the FASB issued ASU 2016-02, Leases, which updates the existing guidance on accounting for leases and requires new qualitative and quantitative disclosures about the Company’s leasing activities. The new standard requires the Company to recognize lease assets and lease liabilities on the consolidated balance sheet for all leases under which the Company is the lessee, including those classified as operating leases under previous accounting guidance. The Company will measure leases commencing after the adoption date based on the present value of the lease payments due over the lease term (as defined in ASU 2016-02). The Company will measure and recognize its existing leases on the date of adoption based on the present value of the remaining minimum lease payments, as defined in existing guidance on accounting for leases. The new standard, as amended, will be effective for the Company for interim and annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company will elect to use a modified retrospective approach for leases that exist or were entered into after the beginning of January 1, 2021, the earliest comparative period in the financial statements, with certain practical expedients available, and will recognize a cumulative-effect adjustment to the opening balance of retained earnings at January 1, 2021. The Company is still evaluating and has not yet determined the impact of adoption to the Company’s assets and liabilities for right-of-use assets and lease liabilities, but does not expect ASU 2016-02 to have an impact on its results of operations or cash flows. The Company does not expect the cumulative effect adjustment to the opening balance of retained earnings at January 1, 2021 to be material. See Note 15 for additional information about the Company’s leases, including the future minimum lease payments of the Company’s operating leases at December 31, 2020.

In December 2019, the FASB issued ASC 2019-12, Income Taxes (Topic 740), guidance to simplify accounting for income taxes by removing specific technical exceptions that often produce information investors have a hard time understanding. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The amendments are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

Other accounting standard updates, effective for periods beginning after December 31, 2020, are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

New Accounting Standards Implemented: In October 2018, the FASB issued Accounting Standards Update 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (ASU 2018-17), which effectively expands the private company alternative for common control leasing arrangements to all private company common control arrangements as long as both the parent and legal entity being evaluated for consolidation are not public business entities. If elected, a company must apply the accounting alternative to all current and future legal entities under common control that meet the criteria for applying this alternative. Additionally, under the accounting alternative, a private company is required to provide detailed disclosures about its involvement with and exposure to the legal entity under common control. ASU 2018-17 also amends certain variable interest entity (VIE) guidance for related party arrangements. Specifically, indirect interests held through related parties in common control arrangements should be considered on a proportional basis (as opposed to direct interest in its entirety) for determining whether fees paid to decision makers and service providers are variable interests. ASU 201817 is effective for the Company beginning on January 1, 2021, with early adoption permitted. The Company has elected to early adopt this accounting pronouncement for legal entities under common control (see Note 4 and Note 17 for additional information).

3.	Purchase Accounting

The Company’s acquisition was accounted for in accordance with the provisions of ASC 805, Business Combinations, whereby the implied fair value of the consideration paid and liabilities assumed from L-3 has been allocated to the Company’s assets and liabilities at fair value. The allocation of the implied fair value was recorded for accounting purposes as of June 29, 2018, using inputs that are classified as Level 1, Level 2 or Level 3. Acquisition-related expenses were recognized separately from the business combination and expensed as incurred unless otherwise prescribed under U.S. GAAP.

Measurement Period Adjustments and Final Purchase Price Allocation:

In June 2019, the Company updated provisional amounts recorded in the Initial Purchase Price Allocation to increase loss contract reserves under the guidance of ASC 606, Revenue Recognition. The Company determined that the resulting changes to the Initial Purchase Price Allocation are Measurement Period Adjustments (“MPAs)” in accordance with ASC 805-10-25-15. Under ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, MPAs are recorded in the period in which the underlying facts become known, but are measured as of the acquisition date. Accordingly, the Company recorded an increase in its Loss Contract Reserve liability of $80.3 million and an increase in Goodwill of the same amount. See Note 4 and Note 8 for additional information on Goodwill.

4.	Divestiture

Crestview Aerospace Spin-Off: On December 31, 2020, the Company completed the spin-off of substantially all of the assets and liabilities of the Crestview business to the Company’s shareholders. The spin- off was distributed on a pro-rata basis as a dividend to the Company’s shareholders of record as of December 30, 2020.

The Company spun-off net assets with a carrying amount of $55.4 million with a fair value of $33.0 million, which resulted in recording a loss on disposal of $22.4 million. The spin-off was distributed at the net asset carrying amount of $33.0 million for the period ended December 31, 2020, the effective date of the spin-off. The spun-off net assets were removed through Retained Earnings from the Company’s Consolidated Balance Sheet. The results of operations and cash flows are included in the Consolidated Statement of Operations and Consolidated Statement of Cash Flows through the effective date of the spin- off. The income before taxes associated with the spin-off entity was a $0.3 million loss for the period ended December 31, 2020. See Note 2 and Note 8 for additional information on the allocation of goodwill and subsequent impairment as a loss on disposal.

The following Net Assets were distributed in the spin-off transaction:

Total assets	$63,861
Total liabilities	8,412
Total equity	$55,449

Transition Services Agreement: In connection with the spin-off, the Company and Crestview Aerospace LLC entered into a Transition Services Agreement, primarily involving the Company providing certain services to Crestview Aerospace LLC related to information technology, human resources benefits and accounting services. The agreement is for a period of one year beginning January 2021 and renewable annually thereafter. There were no services provided or amounts due as of December 31, 2020. See Note 17 for additional information.

5.	Accounting for Contracts

The components of contracts in process are presented in the table below. The unbilled contract receivables, inventoried contract costs and unliquidated progress payments principally relate to contracts with the U.S. Government and prime contractors or subcontractors of the U.S. Government.

	Period Ended December 31,
($ in thousands)	2020	2019
Unbilled contract receivables, gross	$75,189	$106,212
Unliquidated progress payments	0	(1,621)
Unbilled contract receivables, net	75,189	104,591
Inventoried contract costs	692	1,304
Total contracts in progress	$75,881	$105,895

Unbilled Contract Receivables. Unbilled contract receivables represent accumulated incurred costs and earned profits on contracts (revenue arrangements), which have been recorded as sales, but have not yet been billed to customers. Unbilled contract receivables arise from the cost-to-cost input method of revenue recognition that is used to record sales on certain fixed-price contracts. Unbilled contract receivables from fixed-price type contracts are converted to billed receivables when amounts are invoiced to customers according to contractual billing terms, which generally occur when deliveries or other performance milestones are completed. Unbilled contract receivables also arise from cost-plus type contracts, time-and-material type contracts and fixed-price service type contracts for revenue amounts that have not been billed by the end of the accounting period due to the timing of preparation of invoices to customers.

Unliquidated Progress Payments: Unliquidated progress payments are a contra asset account, and are classified against unbilled contract receivables if revenue for the underlying contract is recorded using the cost- to-cost input method, and against inventoried contract costs if revenue is recorded using the units-of- delivery method.

Inventoried Contract Costs: In accordance with contract accounting standards, the Company’s U.S. Government contractor businesses account for the portion of their general and administrative (“G&A”), independent research and development (“IRAD”) and bids and proposals (“B&P”) costs that are allowable and reimbursable indirect contract costs under U.S. Government procurement regulations on their U.S. Government contracts (revenue arrangements) as inventoried contract costs. G&A, IRAD and B&P costs are allocated to contracts for which the U.S. Government is the end customer and are charged to costs of sales when sales on the related contracts are recognized. The Company’s U.S. Government contractor businesses record the unallowable portion of their G&A, IRAD and B&P costs to expense as incurred and do not include them in inventoried contract costs.

6.	Inventories

Inventories at Lower of Cost or Net Realizable Value: The table below presents the components of inventories at the lower of cost (first-in, first-out or average cost) or net realizable value. In accordance with ASC 606, all work in process relating to goods that customers do not currently control are classified within inventories on the Company’s consolidated balance sheets at December 31, 2020 and December 31, 2019. The Company establishes provisions for excess and obsolete inventories after evaluation of historical sales, current economic trends, forecasted sales, product lifecycles, and current inventory levels.

	Period ended December 31,
($ in thousands)	2020	2019
Raw materials, components and sub-assemblies	$46,951	$60,924
Excess and obsolete reserve	(4,581)	(20,909)
Total inventories, net	$42,370	$40,015

Inventory Sale: In 2020 the Company completed the bulk sale of consignment inventory to third-party, held off-site at the buyer’s location. The sale resulted in proceeds of $0.8 million. The bulk sold was fully reserved, resulting in a significant reduction to the Excess and Obsolete reserve balance for the period ended December 31, 2020.

Government-owned Inventories: The Company has four programs where inventory purchases are billed directly to the customer and where the Company is obligated under the contract to maintain and track quantities of the government-owned inventory. These inventories are issued to the contract as required and billed to the Customer when the inventory is replenished. The Customers provide the Company with an initial inventory balance when the contract was awarded. The Company is obligated by contractual inventory schedules to return that inventory back to the Customer at the conclusion of the contract. The contractual inventory liability changes over the life of the contract based on inventory levels, contract schedule modifications caused by aircraft retirements, parts obsolescence, part substitution and changes to the aircraft life cycle repairs.

The Company actively tracks the Government’s inventory on hand versus the contractual inventory schedules for each program. Contract liabilities are not recorded due to the occurrence of significant changes to the contract schedules over the life of the program. A contract liability is not recognized until there is a final negotiated inventory listing with the customer or at the time the inventory requirement is fixed and determinable. This typically occurs at or very near to the end of a contract. A liability, if any, would be recognized at that time if the on-hand inventory value was below the required contractual inventory schedule.

7.	Property and Equipment

The table below presents the components of property, plant and equipment:

	Useful Lives	Period ended December 31,
($ in thousands)	(Years)	2020	2019
Land	Indefinite	$384	$1,252
Buildings and improvements	4 – 13	7,956	22,800
Machinery, equipment, furniture and fixtures	2 – 9	28,996	42,278
Leasehold improvements	2 – 6	—	—
Gross property and equipment		$37,336	$66,330
Accumulated depreciation and amortization		(11,807)	(10,919)
Property and equipment, net		$25,529	$55,411

Available for Sale Assets: In accordance with ASC 205, Presentation of Financial Statements, long- lived assets to be sold are classified as Available for Sale when management approves their sale, a program is initiated to actively sell the asset in its present condition, at a reasonable price in relation to its fair value, and the sale of the asset is probable. In November 2020, the Company classified as Available for Sale the land and buildings associated with a specific facility in Warner Robbins, GA. Assets available for sale are classified as current assets on the Company’s Balance Sheet and recorded at the lower of carrying amount or fair value less costs to sell, and are no longer depreciated.

	Period ended December 31,
($ in thousands)	2020	2019
Available for Sale	$968	$—

8.	Goodwill and Identified Intangible Assets

The table below summarizes the Company’s goodwill carrying value for the years ended December 31, 2020 and December 31, 2019.

	Period ended December 31,
($ in thousands)	2020	2019
Beginning of period	$252,575	$233,081
Measurement Period Adjustment (see Note 3)	—	80,276
Impairment (see Note 2)	—	(60,782)
Goodwill Allocated to Spin-off	(12,071)	—
End of period	$240,504	$252,575

Identifiable intangible assets consist of the following:

	2020			2019
($ in thousands)	Gross Carrying Amount	Accum. Amort.	Total	Gross Carrying Amount	Accum. Amort.	Total
Finite Lived:
Customer Contract Relationships	$68,500	$(55,486)	$13,014	$68,500	$(42,473)	$26,027
Indefinite-Lived
Trademark	70,000	—	70,000	70,000	—	70,000
Ending Balance	$138,500	$(55,486)	$83,014	$138,500	$(42,473)	$96,027

Amortization expense for acquired finite lived intangible assets of $13.0 million and $31.8 million is included in selling, general and administrative expense for the periods ended December 31, 2020 and December 31, 2019, respectively.

The remaining Customer Contract Relationship asset is expected to be fully amortized in 2021. No residual value is assumed to exist for any of the Company’s amortizable intangible assets.

9.	Loss on Spin-off of Net Assets

On December 31, 2020, the Company recognized a loss on disposal of $22.4 million associated with the spin-off of substantially all of the assets and liabilities of the Crestview business. A review of the disposal group’s carrying value, per ASC 845, determined the disposal group’s carrying value exceeded its fair value. Accordingly, goodwill of $12.1 million and net assets of $10.4 million were written down to fair value.

10.	Debt

The components of debt and a reconciliation to the carrying amount of long-term debt are presented below:

	Period ended December 31,
($ in thousands)	2020	2019
Outstanding borrowings under ABL Credit Facility	$—	$—
Term Loan agreement due 2025	321,750	325,050
Principal amount of long-term debt	321,750	325,050
Deferred debt costs	(6,830)	(8,009)
Carrying amount of long-term debt	314,920	317,041
Less current maturities	(3,300)	(3,300)
Total long-term debt, less current maturities	$311,620	$313,741

ABL Credit Facility: On June 29, 2018, the Company entered into a $75 million, five-year secured ABL revolving credit agreement (“the ABL Credit Facility”). Any outstanding obligations under the ABL Credit Facility are due and payable on June 29, 2023.

Borrowings under the ABL Credit Facility may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the ABL Credit Facility) and the “base rate” (as defined in the ABL Credit Facility) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the ABL Credit Facility). The applicable rate for base rate loans under the ABL Credit Facility ranges from 0.75% to 1.25% per annum, and the applicable rate for Eurodollar loans ranges 1.75% to 2.25% per annum, in each case based on the average daily excess availability (as defined in the ABL Credit Facility).

The ABL Credit Facility includes a letter of credit sub-facility of $15 million and a swingline sub- facility of $10 million. The letter of credit and swingline sub-facilities are part of, and not in addition to the ABL Credit Facility. Swingline loans bear interest at a rate equal to base rate loans.

The Company had outstanding letters of credit to various entities, primarily for insurance matters, of $6.4 million and $7.4 million as of December 31, 2020 and December 31, 2019, respectively. The ABL Credit Facility provides for payment of a letter of credit fee equal to the applicable rate for Eurodollar loans, as well as a fronting fee of 0.125% per annum.

Availability under the ABL Credit Facility is calculated monthly based on the balances of billed accounts receivable, unbilled accounts receivable and inventory of the Company with each amount reduced by defined ineligible balances and subject to varying advance rates. The calculated amount is reduced by the outstanding amount of letters of credit and certain other availability reserves as defined in the ABL Credit Facility.

The Company had borrowing availability of $46.3 million under the ABL Credit Facility as of December 31, 2020. The ABL Credit Facility provides for the payment of a commitment fee ranging from 0.25% to 0.375% per annum on the daily unused portion of the ABL Credit Facility.

Term Loan Agreement: On June 29, 2018, the Company entered into a $330 million, seven-year secured Term Loan agreement (the “Term Loan”).

Borrowings under the Term Loan may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the Term Loan) and the “base rate” (as defined in the Term Loan) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the Term Loan). The applicable rate for base rate loans under the Term Loan ranges from 3.5% to 3.75% per annum, and the applicable rate for Eurodollar loans ranges 4.5% to 4.75% per annum, in each case based on the consolidated secured net leverage ratio (as defined in the Term Loan).

In March 2021, the Company amended the Term Loan Agreement to extend the maturity date to June 2027, modify the repayment schedule, and to lower the interest rates. The applicable rates were decreased to 3.00% and 4.00% for base rate and Eurodollar loans, respectively. See Note 20.

The Term Loan provides for scheduled principal payments of $0.8 million as of the end of each calendar quarter. For the period ended December 31, 2020 and December 31, 2019, the Company made scheduled principal payments of $3.3 million and $3.3 million, respectively. The Company is permitted to make voluntary prepayments without premium or penalty. In addition, the Company is required to make mandatory prepayments (subject to certain carve-outs and baskets) using net proceeds upon sale of certain assets, net proceeds of certain issuances of debt, and an agreed-upon percentage of the Company’s excess cash flow as determined annually at the end of each fiscal year (beginning with the year ending December 31, 2019). For the period ended December 31, 2020 and December 31, 2019, the Company did not make any voluntary or mandatory prepayments.

Future scheduled principal payments on the Term Loan as of December 31, 2020 are as follows:

($ in thousands)	Term Loan
2021	3,300
2022	3,300
2023	3,300
2024	3,300
2025	3,300
Thereafter	305,250
Total	$321,750

Security: The ABL Credit Facility and Term Loan are secured by substantially all the assets of the Company including (a) a pledge of (i) all of the capital stock of the Company and (ii) all the equity interests held by the Company of each subsidiary (subject to certain exceptions) and (b) security interests in, and mortgages on, substantially all tangible and intangible assets of the Company. The administrative agents under the ABL Credit Facility and Term Loan have entered into an intercreditor agreement which outlines the relative priority of the liens established under each agreement, as well as certain other rights, priorities and interests.

Covenants: The ABL Credit Facility and Term Loan contain restrictive covenants which limit, subject to certain exceptions, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness; create liens; make investments or loans; consolidate, merge or consolidate or dispose of assets; enter into certain transactions with affiliates; pay dividends and repurchase stock. At December 31, 2020, the Company was in compliance with its restrictive covenants.

During periods when excess availability under the ABL Credit Facility is less than the greater of 10% of the total facility amount or $7.5 million, a financial covenant is triggered which requires the Company to maintain a minimum Fixed Charge Coverage Ratio. The financial covenant was not applicable at any time during the period ended December 31, 2020 and December 31, 2019.

Promissory Note: The Company had an unsecured promissory note payable to the landlord of the Company’s headquarters location. The original principal amount of the note was $4.0 million with an interest rate of 8.5% and required monthly payments of $49 thousand (including interest) over a ten-year term ending in 2024. Proceeds from the note were used to purchase leasehold improvements at the Company’s headquarters location. On April 1, 2019, the Company repaid the entire outstanding principal amount of the promissory note of $2.7 million.

11.	Income Taxes

The provision for income taxes is summarized in the table below:

	Period ended December 31,
($ in thousands)	2020	2019
Domestic	$(13,457)	$(1,262)
Foreign	(71)	653
Total provision for income taxes	$(13,528)	$(609)

The components of the Company’s current and deferred portions of the provision for income taxes are presented in the table below:

	Period ended December 31,
($ in thousands)	2020	2019
Current income tax provision:
Federal	$(216)	$216
State and local	384	(175)
Foreign	(71)	653
Sub-total	97	694
Deferred income tax provision:
Federal	(11,723)	(1,061)
State and local	(1,902)	(242)
Foreign	—	—
Sub-total	(13,625)	(1,303)
Total provision for income taxes	$(13,528)	$(609)

The tax effect of temporary differences that gave rise to deferred tax assets and liabilities are summarized in the table below:

	Period ended December 31,
($ in thousands)	2020	2019
Deferred tax assets:
Inventory reserve	$503	$1,579
Compensation and benefits	3,439	1,416
Interest expense carryforwards	0	2,033
Loss carryforwards	3,168	3,826
Intangible assets other than goodwill	8,911	8,245
Other accrued expenses and reserves	10,608	14,269
Deferred tax assets	26,629	31,368
Less valuation allowance	0	(18,425)
Deferred tax assets, net of valuation allowance	26,629	12,943
Deferred tax liabilities:
Goodwill	(9,113)	(5,536)
Property and equipment	(4,966)	(8,482)
Deferred tax liabilities	(14,079)	(14,018)
Total net deferred tax asset/(liability)	$12,550	$(1,075)

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those jurisdictions during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Based on evidence available at the time, the Company did not believe it more likely than not that it would realize the benefits of certain deductible differences for federal and state income tax purposes as of December 31, 2019 and therefore, as a result, recorded a valuation allowance of $18,425. However, current projections of income before income taxes are sufficient for the Company to believe that it is now more likely than not that it will realize the benefits of those certain deductible differences, and therefore, did not record a valuation allowance as of December 31, 2020.

Net operating loss (“NOL”) carryforwards for federal and state income tax purposes as of December 31, 2020 and 2019 are summarized in the table below:

	Period ended December 31,
	2020		2019
($ in thousands)	Federal	State	Federal	State
NOL carryforwards, beginning of period	$26,281	$2,698	$22,214	$2,305
NOLs generated	—	—	4,067	393
NOLs absorbed	(11,567)	(1,109)	—	—
NOLs, end of period	$14,714	$1,589	$26,281	$2,698

Federal NOLs can be carried forward indefinitely. State NOLs will expire, if unused, beginning in 2028 and ending in 2039.

At December 31, 2020 and December 31, 2019, the Company’s balance sheet reflected liabilities for income tax uncertainties of nil. In accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes, the Company’s policy is to recognize interest and penalties related to unrecognized tax benefits through interest expense and other expense (income), respectively, in the consolidated statements of operations.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. The Company’s income tax returns for the period ended December 31, 2019 are generally subject to examination through October 2023. The Company’s income tax returns for the period ended December 31, 2020 have not yet been filed. Once filed, such income tax returns will be subject to examination by tax authorities for a minimum of three years.

12.	Stock Option Plan

Under the Company’s Equity Incentive Plan (the Plan), non-qualified options to purchase common shares of Vertex Aerospace Services Holding Corp. are granted by the Board of Directors to the Company’s directors, officers and employees. Stock options are granted at exercise prices equal to the estimated fair market value at the issue date and expire at the earlier of the tenth anniversary of the Date of Grant, or termination of employment date. Under the terms of the Plan, the option holder can elect to receive either a cash payout equivalent to the excess of the then fair market value of the common shares over the exercise price of the option, or common shares upon exercise of the vested options. Twenty five percent (25%) of the optioned shares will be eligible to vest on each anniversary of the date of grant over a period of four years following the date hereof, provided that, upon the occurrence of a change of control, as defined in the Plan, all such units shall immediately become eligible to vest at the time of such change of control.

The following assumptions were used to estimate the fair value of the stock option awards granted and outstanding:

Dividend yield	Nil
Expected volatility	41.34%
Risk free interest rate	.93%
Expected life of options (in years)	5.25
Weighted-average fair value	$401.91

During 2018, 17,201 options were granted with an exercise price of $1,000 per option. No options were granted during 2019. During 2020, 7,785 options were granted with an exercise price of $1,105 per option. Of the outstanding 17,201 options issued in 2018, none were vested or exercisable in either 2020 or 2019. Of the outstanding 7,785 options issued in 2020, none were vested or exercisable in 2020. As a result, no liability exists as of December 31, 2020, or as of December 31, 2019, and no related compensation expense was recorded during 2020 or 2019.

13.	Declaration of Dividends

On November 6, 2020, the Board approved that the Company make (1) a dividend on December 31, 2020 of the net assets described as the Crestview spin-off entity (“Crestview Dividend”), (2) a cash dividend on January 4, 2021 in the aggregate amount of $91.2 million (“Cash Dividend 1”), (3) a cash dividend on January 4, 2021 in the aggregate amount of $8.8 million (“Cash Dividend 2”), and, together with Cash Dividend 1, the (“Cash Dividends”). The Crestview dividend was payable to the stockholders of the Company as of December 30, 2020, whereas the Cash Dividends were payable to the stockholders of the Company as of January 3, 2021.

The Crestview Dividend was distributed to stockholders on December 31, 2020. The Cash Dividends were reported as a $100 million Dividends Payable on December 31, 2020 for the cash dividends declared and unpaid. See Note 20 for additional information on the cash dividend payment.

14.	Employee Benefit Plans

Defined Contribution Plan: The Company maintains a defined contribution 401(k) employee benefit plan (the “Benefit Plan”) under which substantially all U.S. employees are eligible to participate. Under the terms of the Benefit Plan, eligible employees may contribute tax-deferred compensation deduction amounts up to the maximum amount that Internal Revenue Service regulations permit. The Benefit Plan provides for a discretionary Company match program based on a certain percentage of the eligible employee’s compensation which may be suspended or discontinued at any time. During the periods ended December 31, 2020 and December 31, 2019, the Company funded matching contributions of $5.2 million and $7.1 million, respectively.

Multi-employer Plan: The Company, in certain of its U.S. operating locations, participates in a multi- employer pension plan under an industry-wide agreement with a trade organization. The plan provides defined benefits to substantially all employees covered by collective bargaining agreements that have been negotiated with the related trade organization. Approximately 53% and 33% of the Company’s total labor hours for customers were completed by workers subject to this collective bargaining agreement during the periods ended December 31, 2020 and December 31, 2019, respectively.

In connection with this collective bargaining agreement with the trade organization, the Company participates with other companies in the union’s multi-employer pension plan. The plan covers substantially all of the Company’s employees who are members of such union. Under the agreement, the Company pays specified wages to covered employees, observes designated workplace rules and makes payments to the multi-employer pension plan rather than administering the funds on behalf of these employees. The Company recognizes expense in connection with this plan as contributions are funded. The Company made contributions to the multi-employer pension plan and recognized expense during the periods ended December 31, 2020 and December 31, 2019 of $9.3 million and $7.8 million, respectively. The financial risks of participating in multi-employer defined benefit pension plans are different from single-employer defined benefit pension plans in the following respects: (1) assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers, (2) if a participating employer discontinues contributions to a plan, the unfunded obligations of the plan may be borne by the remaining participating employers and (3) if a participating employer chooses to stop participating in a plan, a withdrawal liability may be created based on the unfunded vested benefits for all employees in the plan.

The Company may receive future funding deficiency demands from the multi-employer pension plan to which the Company currently contributes in the form of a withdrawal claim from such plans. The Company is unable to estimate the amount of any potential future funding deficiency demands, because: (i) the actions of each of the other contributing employers in the plan have an effect on each of the other contributing employers, (ii) the development or implementation of a rehabilitation plan by the trustees and approval by the applicable U.S. regulatory agency is not predictable and (iii) the allocation of fund assets and return assumptions by trustees are variable, as are actual investment returns relative to the plan assumptions. Accordingly, since a reasonable estimate or probable outcome cannot be determined and, pursuant to certain accounting principles, the Company has no reserves recorded in its consolidated balance sheets for any potential funding obligations related to the plan.

15.	Commitments and Contingencies

Non-Cancellable Operating Leases: The Company rents certain equipment and facilities under operating leases. Certain major plant facilities and equipment are furnished by the U.S. Government under short-term or cancelable arrangements. The total rental expense under non-cancellable operating leases was $1.3 million and $1.7 million for the periods ended December 31, 2020 and December 31, 2019, respectively. Future minimum lease commitments at December 31, 2020 for long-term non-cancelable operating leases are $3.6 million in 2021.

Procurement Regulations: A substantial majority of the Company’s revenues are generated from providing products and services under legally binding agreements or contracts with the U.S. Government, foreign government customers and state and local governments. U.S. Government contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government perform audits to determine whether such contracts were and are being conducted in accordance with these requirements. The Company is currently cooperating with the U.S. Government on several audits from which civil, criminal or administrative proceedings have or could result and give rise to fines, penalties, compensatory and treble damages, restitution and/or forfeitures. The Company does not currently anticipate that any of these audits will have a material adverse effect, individually or in the aggregate, on its consolidated financial position, results of operations or cash flows. Under U.S. Government regulations, an indictment of the Company by a federal grand jury, or an administrative finding against the Company as to its present responsibility to be a U.S. Government contractor or subcontractor, could result in the Company being suspended for a period of time from eligibility for awards of new government contracts or task orders or in a loss of export privileges. A conviction, or an administrative finding against the Company that satisfies the requisite level of seriousness, could result in debarment from contracting with the federal government for a specified term. In addition, all of the Company’s U.S. Government contracts: (1) are subject to audit and various pricing and cost controls, (2) include standard provisions for termination for the convenience of the U.S. Government or for default and (3) are subject to cancellation if funds for contracts become unavailable. Foreign government contracts generally include comparable provisions relating to terminations for convenience or default, as well as other procurement clauses relevant to the foreign government.

Litigation Matters: The Company is also subject to litigation, proceedings, claims or assessments and various contingent liabilities incidental to its businesses, including the matter specified below. Furthermore, in connection with certain business acquisitions, the Company has assumed some or all claims against, and liabilities of, such acquired businesses, including both asserted and unasserted claims and liabilities.

In accordance with the accounting standard for contingencies, the Company records a liability when management believes that it is both probable that a liability has been incurred and the Company can reasonably estimate the amount of the loss. Generally, the loss is recorded at the amount the Company expects to resolve the liability. Amounts recoverable from insurance contracts or third parties are recorded as assets when deemed probable. At December 31, 2020, the Company did not record any amounts for recoveries from insurance contracts or third parties in connection with the amount of liabilities recorded for pending and threatened litigation. Legal defense costs are expensed as incurred. The Company believes it has recorded adequate provisions for its litigation matters. The Company reviews these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. While it is reasonably possible that an unfavorable outcome may occur, unless otherwise stated, the Company believes that it is not probable that a loss has been incurred. Although the Company believes that it has valid defenses with respect to legal matters and investigations pending against it, the results of litigation can be difficult to predict, particularly those involving jury trials. Therefore, it is possible that one or more of these contingencies could have a material impact on the financial position, results of operations or cash flows of the Company in future periods.

16.	Disaggregation of Net Sales

The Company disaggregates its sales from contracts with customers by: (1) end customer and (2) contract type. The Company believes these factors affect the nature, amount, timing and uncertainty of the Company’s revenue and cash flows.

Sales by End Customer: Direct sales to the end customer represented approximately 89% of the Company’s consolidated sales in the year ended December 31, 2020, and 90% in the year ended December 31, 2019. Indirect sales as a subcontractor or supplier represented the remaining 11% in the year ended December 31, 2020 and 10% in the year ended December 31, 2019. The table below presents total net sales disaggregated by end customer.

	Period ended December 31,
($ in thousands)	2020	2019
Total DoD	$703,428	$771,001
Other U.S. Government	51,217	57,267
Total U.S. Government	754,645	828,268
Foreign governments	2,523	20,879
Commercial	62,772	84,475
Total	$819,940	$933,622

Sales by Contract Type: Generally, the sales price arrangements for the Company’s contracts are either fixed price, cost-plus or time-and-material type. Fixed-price type contracts generally offer higher profit margin potential than cost-plus type or time-and-material type contracts due to the greater levels of risk assumed on a fixed price type contract. The table below presents total net sales disaggregated by contract type.

	Period ended December 31,
($ in thousands)	2020	2019
Fixed-price	$760,513	$779,633
Cost-plus	51,217	82,438
Time-and-material	8,210	71,551
Total	$819,940	$933,622

On a fixed-price type contract, the Company agrees to perform the contractual statement of work for a predetermined sales price. On a cost-plus type contract, the Company is paid its allowable incurred costs plus a profit which can be fixed or variable depending on the contract’s fee arrangement up to predetermined funding levels determined by the customer. Cost-plus type contracts with award and incentive fee provisions are the Company’s primary variable contract fee arrangement. On a time-and-material type contract, the Company is paid on the basis of direct labor hours expended at specified fixed-price hourly rates (that include wages, overhead, allowable general and administrative expenses and profit) and materials at cost.

Substantially all of the Company’s cost-plus type contracts and time-and-material type contracts are with U.S. Government customers, while sales to foreign government and commercial customers are generally transacted under fixed-price sales arrangements and are included in the Company’s fixed-price contract type sales.

17.	Related Party Transactions

Advisory Services Agreement with AIP: The Company has entered into an advisory services agreement with AIP. Pursuant to the agreement, certain financial advisory, monitoring and oversight activities are performed for the Company. The Company does not pay a fee for these services, but does reimburse AIP for reasonable travel and other out-of-pocket expenses incurred in connection with the provision of the services. The Company also provides customary indemnification to AIP. Fees paid under this agreement totaled $1.3 million and $0.8 million for the periods ended December 31, 2020 and December 31, 2019, respectively, and were included in selling, general and administrative expenses.

Transition Services Agreement: On December 31, 2020, in conjunction with the spin-off of the Crestview Aerospace LLC (Crestview) transaction described in Note 4, the Company executed a Transition Services Agreement (TSA) with Crestview, primarily involving the Company providing certain services to Crestview Aerospace related to information technology, human resources benefits and accounting services. This TSA has an effective date of January 1, 2021. Subsequent to the spin-off transaction, Vertex and Crestview are now under common control with both entities having the same majority stockholder. Crestview was previously consolidated by the Company as a wholly-owned subsidiary prior to the reorganization and spin-off transaction. Effective January 1, 2020, the Company early adopted and applied the provisions of ASU 2018-17, see Note 2 New Accounting Standards Implemented. Under the services agreement, the Company engages with Crestview through the TSA as a routine provider of services.

For the year ended December 31, 2020, the Company did not record any revenue or expense related to the TSA with Crestview. As the Company effectively spun-off the Crestview entity as of December 31, 2020, the results of the Company include the operations of the previously wholly-owned subsidiary Crestview for the period of January 1, 2020 through December 31, 2020, the date of the spin-off transaction (see Note 4). Going forward, an agreed-to fixed amount will be billed monthly, with receipts expected based on standard payment terms. The Company sees no risk of loss associated with the services provided under the services agreement.

18.	Fair Value

Accounting principles generally accepted in the U.S. define fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. As a basis for evaluating such inputs, a three-tier value hierarchy prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2: Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

Nonrecurring Fair Value Measurements: The Company’s non-financial assets which are measured at fair value on a nonrecurring basis include property, plant and equipment, goodwill, intangible assets and certain other assets.

The Company’s goodwill and indefinite-lived intangibles are fair valued using discounted cash flows and market multiple methods. Goodwill impairment testing requires significant use of judgment and assumptions including the identification of reporting units; the assignment of assets and liabilities to reporting units; and the estimation of future cash flows, business growth rates, terminal values and discount rates. The testing of indefinite-lived intangibles under established guidelines for impairment also requires significant use of judgment and assumptions, such as the estimation of cash flow projections, terminal values royalty rates, contributory cross charges, where applicable, and discount rates.

The following table summarizes the assets that are measured at fair value on a non-recurring basis at December 31, 2020 and December 31, 2019 (in thousands):

	December 31, 2020	December 31, 2019	Level 3
Goodwill	$240,504	$252,575	$240,504

The Company reviews property, plant and equipment for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable through future undiscounted cash flows. If the Company concludes that impairment exists, the carrying amount is reduced to fair value.

19.	Covid-19

On January 30, 2020, the World Health Organization declared the coronavirus outbreak (COVID-19) a “Public Health Emergency of International Concern” and on March 11, 2020, declared COVID-19 a pandemic. The impact of COVID-19 could negatively impact the Company’s operations, suppliers or other vendors, and customer base. The operations for the Company’s services could be negatively impacted by the on-going regional and global impact of COVID-19, including stop-work orders on existing contract work for an unknown period of time. Any quarantines, labor shortages or other disruptions to the Company’s operations, or those of their customers, may adversely impact the Company’s revenues, ability to provide its services and operating results. In addition, a significant outbreak of epidemic, pandemic or contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, including the geographical area in which the Company operates, resulting in an economic downturn that could affect demand for its services. The Company’s workforce has been designated as Critical Infrastructure in the Defense Industrial Base Sector by the Department of Homeland Security. As such, the Department of Defense has informed the Company that it is expected to maintain normal work schedules and continue providing products and services as required under its contracts while following guidance to limit disease spread from the Centers for Disease Control and Prevention, as well as State and local government officials. Through December 31, 2020, no material changes have occurred in the Company’s operations. The extent to which the coronavirus impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others.

20.	Subsequent Events

Cash Dividends: Cash Dividends declared on November 6, 2020 of $100 million were paid to shareholders on January 4, 2021.

Term Loan: In March 2021, the Company amended the Term Loan Agreement to extend the maturity date, modify the repayment schedule, and lower the interest rates. The maturity date was extended to June 2027. The applicable rates were decreased to 3.00% and 4.00% for base rate and Eurodollar loans, respectively.

The Company has evaluated subsequent events through March 31, 2021, the date that the consolidated financial statements were available to be issued, and concluded no events, other than those disclosed in these consolidated financial statements, had occurred that would require recognition or disclosure in these consolidated financial statements and notes.